UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

 HF FOODS GROUP INC
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other
than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 24, 2026

Dear Stockholder:

You are cordially invited to attend the 2026 Annual Meeting of Stockholders of HF Foods Group Inc. (the “Company”), on June 5, 2026, at 12:00 p.m., Eastern Time. NOTICE IS HEREBY GIVEN that the Board of Directors has determined to convene and conduct the Annual Meeting in a virtual meeting format only at www.virtualshareholdermeeting.com/HFFG2026. We are pleased to utilize the virtual meeting format to provide ready access and cost savings for our stockholders and the Company. The virtual meeting format allows attendance from any location in the world. Please see the further instructions in this Proxy Statement. Stockholders will NOT be able to attend the annual meeting in-person.

The Notice of Annual Meeting of Stockholders and Proxy Statement on the following pages describe the matters to be presented at the meeting.

It is important that your shares be represented at the meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting. Accordingly, please exercise your right to vote by signing, dating and returning your proxy card in the enclosed envelope or voting by internet as described in the Proxy Statement. Your shares will be voted in accordance with the instructions you have given in your proxy.

Our Board of Directors and management look forward to seeing you at the meeting. Thank you for your continued support.

Sincerely yours,

/s/ Xi “Felix” Lin
Xi “Felix” Lin
Director, President and Chief Executive Officer

HF Foods Group Inc.
6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada, 89118

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2026
To Our Stockholders:

The Annual Meeting of Stockholders of HF Foods Group Inc., a Delaware corporation (the “Company”), will be held virtually on June 5, 2026, at 12:00 p.m., Eastern Time, for the following purposes:

1.    To elect four members of the Board of Directors to serve until the 2027 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their respective deaths, resignations or removals;
2.    To ratify the selection of BDO USA, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2026;
3.    To consider a non-binding advisory vote on compensation of our named executive officers;
4.    To approve, on an advisory basis, the frequency of the advisory approval of our executive compensation; and
5.    To transact such other business as may properly come before the meeting or any continuation, adjournment or postponement thereof.

The Annual Meeting of Stockholders will be held virtually at www.virtualshareholdermeeting.com/HFFG2026. You will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/HFFG2026. Please see the further instructions in this Proxy Statement. Stockholders will NOT be able to attend the Annual Meeting in-person.

All stockholders are invited to virtually attend the Annual Meeting. Holders of record of the Company’s common stock at the close of business on April 15, 2026, are entitled to notice of, and to vote at, the Annual Meeting. This notice, proxy statement and form of proxy card are first being mailed or made available on or about April 24, 2026.

By Order of the Board of Directors

/s/ Xi “Felix” Lin
Xi “Felix” Lin
Director, President and Chief Executive Officer

Las Vegas, NV
April 24, 2026

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2026

The accompanying proxy statement and the 2025 Annual Report on Form 10-K are available at: www.proxyvote.com

LETTER FROM OUR PRESIDENT AND CEO

Dear Stockholders,

It is my pleasure to welcome you to the 2026 Annual Meeting of Stockholders of HF Foods Group Inc. (“HF Foods”). On behalf of the Board of Directors and the management team, I am pleased to present the Proxy Statement for this year’s meeting, outlining important information regarding the matters to be voted upon by our stockholders.
Financial Performance in Fiscal Year 20251
I would like to start by congratulating the entire HF team on a strong finish to 2025. The results we achieved are a testament to the hard work we have demonstrated in executing our strategic plan. Despite the challenges we faced associated with a tough macro environment backdrop and tariff related costs pressure in 2025, our team delivered net revenue of roughly $1.23 billion, an increase of 2.2% compared to 2024, and gross profit of $207.6 million, an increase of 1.2%. Furthermore, our adjusted EBITDA grew $3 million to roughly $45 million in 2025, representing 6.9% growth. These results reflect the tenacity and agility of our team in navigating tough macro-economic factors.
Further Progress on Our Strategic Transformation Plan
In the past year, we have fully implemented a new ERP solution across all our distribution centers and cleared the IT General Controls Material Weakness. This accomplishment is a major milestone for HF Foods after more than two years of careful planning and execution. As a result, we will be able to improve efficiency both in terms of operations and financial reporting in the future.

2025 was also a year of significant strategic investment for HF Foods. For the first time in many years, we have invested in growing our capacity to further strengthen our strategic position as the undisputed market leader in Asian food service industry by expanding our Southeast United States footprint with a brand-new facility. The new facility will be the cornerstone of our organic cross-selling strategy in the future.

Most importantly, we restructured our sales operations by consolidating two call centers into one. The move will improve our overall sales efficiency and effectiveness.
Looking Ahead
As we look ahead to 2026 and beyond, we aim to continue to leverage the strong brand and position of HF Foods to further expand in the Specialty food service industry. Despite some additional shorter-term macro-economic challenges such as surging fuel costs, we believe we are well-positioned to further capitalize on the growing Asian restaurant trend. M&A will be a core part of our strategy to continuously evaluate attractive tuck in acquisition targets along with driving efficiency and cross-selling.

We remain extremely confident in our long-term strategy to drive sustainable growth. As we move forward, we will remain disciplined in our execution plans.

It is an honor and a privilege to serve as your President and Chief Executive Officer. On behalf of our Board of Directors, our management team, and our employees, I thank you for your continued support of HF Foods.

Sincerely yours,
/s/ Xi “Felix” Lin
Director, President and Chief Executive Officer

_______________________
1 This paragraph contains non-GAAP financial measures. See page 51 in the accompanying proxy statement for a reconciliation of these non-GAAP measures to the corresponding GAAP results and an explanation of the adjustments that we have made in order to calculate these adjusted measures.

总裁兼首席执行官致辞

致各位股东，

我很高兴欢迎各位股东参加HF Foods Group Inc.（“HF Foods” ）2026年度股东大会。谨代表董事会及管理层，特向各位股东呈交本次会议的委托投票说明书，其中说明本次会议股东表决事项的重要信息。

20251年财务表现

首先，我想祝贺HF全体团队在2025年取得的出色收官成绩。本年度取得的业绩充分体现了我们在执行战略计划过程中所付出的努力。尽管2025年面临严峻的宏观经济环境以及关税相关成本压力，但我们团队仍实现了约12.3亿美元的净收入，较2024年增长2.2%；实现毛利润2.076亿美元，同比增长1.2%。此外，我们调整后EBITDA（息税折旧摊销前利润）增加300万美元，达到约4,500万美元，同比增长6.9%。这些业绩体现了我们团队在复杂宏观经济环境中所展现出的韧性与灵活性。

战略转型计划的进一步进展

在过去一年中，我们已在所有配送中心全面实施新的企业资源规划(ERP)系统，并已消除信息技术一般控制（ITGC）方面的重大缺陷。这一成果是HF Foods在经过两年多审慎规划与执行后取得的重要里程碑。该系统的落地将有助于我们未来在运营效率及财务报告方面持续提升。

2025年对HF Foods而言同样是战略性投资的一年。多年来，我们首次通过在美国东南部新建设施扩大业务布局，以进一步巩固我们在亚洲餐饮服务行业作为领先全国分销商的战略地位。该新设施将成为我们未来有机增长与交叉销售战略的重要基础。最重要的是，我们对销售运营进行了重组，将两个呼叫中心整合为一个，此举将提升整体销售效率与运营效能。

展望未来

展望2026年及以后，我们将继续依托HF Foods强大的品牌与市场地位，进一步拓展特色餐饮服务行业。尽管短期内仍面临包括燃油成本上升在内的宏观经济挑战，但我们相信公司已具备良好基础，能够持续把握亚洲餐饮行业增长趋势。并购与收购（M&A）将成为我们战略的重要组成部分，我们将持续评估具吸引力的补强型收购目标，同时推动效率提升与交叉销售。我们对长期战略充满信心，致力于实现可持续增长。在未来的发展过程中，我们将始终保持严格的执行纪律。

能够担任贵公司的总裁兼首席执行官，我深感荣幸。谨代表董事会、管理层及全体员工，感谢各位股东一直以来对HF Foods的支持。

此致敬礼,
/s/ Xi “Felix” Lin
董事、总裁兼首席执行官

1 本段包含非 GAAP财务指标。有关这些非GAAP财务指标与相应GAAP结果的对账，以及我们为计算这些调整后指标所做的调整的说明，请参见附带委托书声明的第51页。
*This is a direct translation of the Letter from our President and CEO.

HF Foods Group Inc.
6325 South Rainbow Boulevard Suite 420
Las Vegas, NV 89118

PROXY STATEMENT
2026 Annual Meeting of Stockholders

The enclosed proxy is solicited by the Board of Directors of HF Foods Group Inc. (the “Company,” “we” or “us”) for use at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on June 5, 2026, at 12:00 p.m., Eastern Time, and at any continuation, adjournment or postponement thereof.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who Can Attend and Vote

Only holders of our common stock, par value $0.0001 per share (“common stock”), of record at the close of business on April 15, 2026, the record date, are entitled to notice of and to vote at the Annual Meeting, and at any continuation(s), postponement(s) or adjournment(s) thereof. As of the record date, 53,475,417 shares of our common stock were issued and outstanding. Holders of our common stock are entitled to one vote per share for each proposal presented at the Annual Meeting. The common stock does not have cumulative voting rights.

How to Participate in the Annual Meeting

To participate in the virtual Annual Meeting, go to www.virtualshareholdermeeting.com/HFFG2026.

If you are a stockholder of record as of April 15, 2026, the record date for the Annual Meeting, you should click on “I have a login,” enter the control number found on your proxy card or Notice of Internet Availability of Proxy Materials you previously received.

Voting Your Shares

If you are a registered stockholder (i.e., you own your shares in your own name and not through a bank, broker or other nominee that holds shares for your account in “street name”), you may vote by proxy via the internet, by telephone or by mail. Follow the instructions provided on the proxy card to vote via the internet or by telephone, or mail your completed, dated and signed proxy card in the enclosed return envelope. Proxies submitted via the internet or by telephone must be received by 11:59 p.m. Eastern Time on June 4, 2026. Stockholders of record who attend the Annual Meeting may vote directly at the Annual Meeting via the Internet by following the instructions provided during the Annual Meeting.

If your shares are held in street name (i.e., your shares are held in the name of a brokerage firm, bank or a trustee), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet voting will also be offered to stockholders owning shares through most banks and brokers. To vote during the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank or other nominee that holds your shares.

Applicable stock exchange rules restrict when brokers who are record holders of shares may exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. Brokers are not permitted to vote on non-discretionary items such as director elections, executive compensation, and other significant matters absent instructions from the beneficial owner. As a result, if you are a street name stockholder, and you do not give voting instructions, the holder of record will not be permitted to vote your shares with respect to Proposal No. 1—Election of Directors, Proposal No. 3—Advisory Vote on Executive Compensation or Proposal No. 4—Advisory Vote

on Frequency Of Future “Say-On-Pay” Advisory Votes and your shares will be considered “broker non-votes” with respect to these proposals. Although any broker non-votes would be counted as present at the Annual Meeting for purposes of determining a quorum, they will be treated as not entitled to vote with respect to each of Proposal Nos. 1, 3 and 4. If you are a street name stockholder, and you do not give voting instructions, the record holder will only be entitled to vote your shares with respect to Proposal No. 2—Ratification of the Appointment of BDO USA, P.C. as our Independent Registered Public Accounting Firm for the year ending December 31, 2026, in its discretion.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the chairperson of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the internet should understand that there may be costs associated with electronic access. These charges include usage charges from internet access providers. The stockholder will bear the cost of these charges.

Procedural Matters

If you are a registered stockholder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

•By Internet. You may submit a proxy electronically by visiting www.voteproxy.com and following the on-screen instructions (have your proxy card or Notice of Internet Availability of Proxy Materials available when you access the webpage).

•By Mail. You may submit a proxy by signing, dating and returning your proxy card in the provided pre-addressed envelope in accordance with the enclosed instructions. We encourage you to sign and return the proxy or voter instruction card even if you plan to attend the Annual Meeting so that your shares will be voted even if you are unable to attend.

•By Phone. You may call toll-free 1-800-690-6903 from any touch-tone phone and follow the instructions (have your proxy card or Notice of Internet Availability of Proxy Materials available when you call).

If your shares are held in street name, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet voting will also be offered to stockholders owning shares through most banks and brokers.

Quorum

The presence at the Annual Meeting in person, virtually or by proxy of holders of a majority of our common stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

Required Vote, Abstentions and Broker Non-Votes

Only stockholders of record at the close of business on April 15, 2026 have the right to vote at the Annual Meeting. The proposals at the Annual Meeting will require the following votes:

•Directors will be elected by an affirmative vote of a majority of the shares present in person, virtually or represented by proxy at the Annual Meeting and entitled to vote on this matter. For each director nominee, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as a vote against the applicable director nominee in Proposal No. 1, and broker non-votes will have no effect on Proposal No. 1.

•Ratification of the selection of BDO USA, P.C. as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present in person, virtually or represented by proxy at the Annual Meeting and entitled to vote on this matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of BDO USA, P.C. as our independent registered public accounting firm. Abstentions will have the same effect as a vote against Proposal No. 2. We do not expect any broker non-votes in connection with respect to Proposal No. 2.

•Approval, on an advisory basis, of our executive compensation will require the affirmative vote of a majority of the shares present in person, virtually or represented by proxy at the Annual Meeting and entitled to vote on this matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve, on an advisory basis, our executive compensation. Abstentions will have the same effect as a vote against Proposal No. 3 and broker non-votes will have no effect on Proposal No. 3.

•The frequency of advisory approval of our executive compensation will be approved, on an advisory basis, based upon which option receives the highest number of votes cast by stockholders. You may vote “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN” on the proposal to approve, on an advisory basis, the frequency of advisory approval of our executive compensation. Abstentions and broker non-votes will have no effect on Proposal No. 4.

An “ABSTAIN” vote represents a stockholder’s affirmative choice to decline to vote on a proposal. Given the requirement in our bylaws that a majority of the shares present in person, virtually or represented by proxy at the Annual Meeting and entitled to vote on a proposal vote in favor of such proposal, an abstention on any proposal will have the same effect as a vote against that proposal.

Generally, “broker non-votes” occur when shares held by a broker in street name for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, without instructions from the beneficial owner of those shares. As a result, we do not expect any broker non-votes in connection with the ratification of our independent registered public accounting firm. However, a broker is not entitled to vote shares held for a beneficial owner on proposals such as director elections, executive compensation, and other significant matters absent instructions from the beneficial owner. Accordingly, while broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting, broker non-votes will not be treated as shares entitled to vote on any such non-routine proposal and therefore will have no effect on the outcome of such proposal.

Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board of Director’s recommendations, which are as follows:

•“FOR” the election of the four persons named in this proxy statement as the Board of Director’s nominees for election as directors;
•“FOR” the ratification of the selection of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2026;
•“FOR” the approval, on an advisory basis, of our executive compensation; and

•“ONE YEAR” on the advisory vote on the frequency of the advisory approval of our executive compensation.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy, and it is the intention of the persons named on the proxy to vote the shares represented thereby on those matters in accordance with their best judgment. The Board of Directors knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

How to Revoke Your Proxy

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote by telephone or internet. The mere presence at the Annual Meeting of the person appointing a proxy does not, however, revoke the appointment. If your shares are held in “street name” through a bank, broker or other nominee, any changes need to be made through them. Your last vote will be the vote that is counted.

Expenses of Solicitation

We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of the Notice of Annual Meeting of Stockholders, proxy statement and the related materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our headquarters located at 6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada, 89118 beginning May 26, 2026, ten days prior to the Annual Meeting of Stockholders, during normal business hours for examination by any stockholder registered on our stock ledger as of the record date for any purpose germane to the Annual Meeting.

Householding/Delivery of Documents to Stockholders

The Securities and Exchange Commission (“SEC”) rules permit registrants to adopt a procedure called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one set of proxy materials, unless one or more of these stockholders notifies the registrant that they wish to continue receiving individual sets. This procedure reduces printing costs and postage fees incurred by the registrant.

We have not adopted this householding procedure with respect to our record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of our common stock. If your family has multiple accounts by which you hold common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have any questions, require additional copies of the proxy materials, or wish to revoke your decision to household, and thereby receive multiple sets. Those options are available to you at any time.

Beginning on or around April 24, 2026, we will mail to our stockholders our Annual Report on Form 10-K (the “Annual Report”) for the year ended December 31, 2025, which includes our audited consolidated financial statements, together with these proxy materials.

PRINCIPAL STOCKHOLDERS
Common Stock
The following table sets forth, as of April 15, 2026, information with respect to the securities holdings of all persons that we, pursuant to filings with the SEC and our stock transfer records, have reason to believe may be deemed the beneficial owner of more than 5% of our common stock. The following table also sets forth, as of such date, the beneficial ownership of our common stock by (i) each director and each person nominated for election as a director, (ii) each named executive officer (“NEO”), and (iii) all of our current executive officers and directors as a group.
The beneficial owners and amount of securities beneficially owned have been determined in accordance with Rule 13d-3 under the Exchange Act and, in accordance therewith, include all shares of our common stock that may be acquired by such beneficial owners within 60 days of April 15, 2026 upon the exercise or conversion of any options, warrants or other convertible securities. This table has been prepared based on 53,475,417 shares of common stock outstanding as of April 15, 2026.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers, Directors and Director Nominees:
Xi “Felix” Lin (2)	668,793	1.3%
Christine Chang (3)	331,965	*
Paul McGarry (4)	63,786	*
Richard Diaz	12,384	*
Dennis Lam	22,484	*
Jeffery Taylor	22,384	*
All current directors and executive officers as a group (6 individuals)	1,121,796	2.1%
Five Percent Holders:
Zhou Min Ni (7)(8)(9)	3,555,673	6.6%
Irrevocable Trust for Raymond Ni (8)	5,591,553	10.5%
Xiao Mou “Peter” Zhang (8)	3,551,811	6.6%
_______________
*    Represents ownership of less than one percent.
(1)Unless otherwise indicated, the address of each beneficial owner is c/o HF Foods Group Inc., 6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada, 89118.
(2)Includes (i) 668,793 shares of common stock, of which 637,721 shares of common stock were granted as compensation under the 2018 Plan and (ii) 19,262 shares underlying performance restricted stock units that vested as of April 15, 2026.
(3)Includes (i) 331,965 shares of common stock, of which 325,632 shares of common stock were granted as compensation under the 2018 Plan and (ii) 12,841 shares underlying performance restricted stock units that vested as of April 15, 2026.
(4)Includes (i) 63,786 shares of common stock, of which 61,286 shares of common stock were granted as compensation under the 2018 Plan.
(5)The information regarding the 3,555,673 shares beneficially owned by Zhou Min Ni is based on a Schedule 13D/A filed with the SEC by Zhou Min Ni on December 22, 2023 (the “Zhou Min Ni Schedule 13D”). The business address for Zhou Min Ni is 6001 West Market Street, Greensboro, NC 27409.
(6)The information regarding the shares beneficially owned by the Irrevocable Trust for Raymond Ni (the “Raymond Ni Trust”) is based on a Schedule 13D/A filed with the SEC by the Raymond Ni Trust on May 15, 2023 (the “Raymond Ni Trust Schedule 13D)”. Raymond Ni is Zhou Min Ni’s son. As disclosed in the Raymond Ni Trust Schedule 13D, Fai Lam is the trustee for the Raymond Ni Trust and the Raymond Ni Trust has voting and dispositive power over the shares held by the Raymond Ni Trust. In the Zhou Min Ni Form 4 filed on July 12, 2021 (the “Zhou Min Ni Form 4”), Zhou Min Ni disclaimed beneficial ownership over the shares held by the Raymond Ni Trust. The address for the Raymond Ni Trust is 6001 West Market Street, Greensboro, NC 27409.
(7)According to the Zhou Min Ni Form 4, trusts established by Zhou Min Ni for the benefit of his daughters, Amanda Ni, Ivy Ni and Tina Ni hold 798,793 shares, 798,793 shares and 683,793 shares respectively and 2,281,379 shares in the aggregate. In the Zhou Min Ni Form 4, Zhou Min Ni disclaimed beneficial ownership over the shares owned by the trusts established by him for the benefit of Amanda, Ivy and Tina Ni.
(8)The information regarding the 3,551,811 shares beneficially owned by Xiao Mou “Peter” Zhang is based on a Schedule 13D/A filed with the SEC on July 5, 2024 (the “Xiao Mou Zhang Schedule 13D”). The Xiao Mou Zhang Schedule 13D includes (i) 2,884,411 shares of common stock, of which 299,328 shares of common stock were granted as compensation under the 2018 Omnibus Equity Incentive Plan (the “2018 Plan”), and (ii) 417,720

shares of common stock are held indirectly by Mr. Zhang’s spouse. Mr. Zhang departed his role as Chief Executive Officer effective October 24, 2024. Mr. Zhang served as a director of the Company until June 2, 2025. The business address for Mr. Zhang is 322 Karen Avenue Unit 4002, Las Vegas, NV 80109.

PROPOSAL 1: ELECTION OF DIRECTORS

Our bylaws provide that the Board of Directors shall consist of one or more members. The exact number of directors shall be fixed by and may be changed from time to time by resolution of the Board of Directors. The Board of Directors adopted a resolution on December 13, 2021, to provide that there shall be a total of five (5) directors, who shall hold office until each such director’s successor is elected and qualified, or until such director’s earlier resignation or removal. On March 26, 2026, the Board of Directors adopted a resolution stating the Board of Directors shall be reduced to four (4) directors, who shall hold office until each such director’s successor is elected and qualified, or until such director’s earlier resignation or removal.

Our Board of Directors currently consists of four directors: Xi “Felix” Lin, Richard Diaz, Dennis Lam, and Jeffery Taylor. Xi “Felix” Lin and Richard Diaz were elected by our stockholders at our 2025 Annual Meeting of Stockholders. Upon the recommendation of our Chief Executive Officer, and the Nomination and Governance Committee (the “Nominating Committee), the Board of Directors appointed Dennis Lam and Jeffery Taylor as directors of the Company, effective June 4, 2025 and October 13, 2025, respectively.

The Board of Directors, acting upon the recommendation of the Nominating Committee has unanimously recommended Xi “Felix” Lin, Richard Diaz, Dennis Lam, and Jeffery Taylor as nominees to our Board of Directors. If elected or re-elected at the Annual Meeting, each of the nominees would serve until the 2027 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

The nominees have consented to being nominated and have expressed their intention to serve if elected. We have no reason to believe that the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. In the event any of the nominees should become unable to serve, or for good cause will not serve, as a director, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors or the Board of Directors may elect to reduce its size. Only the nominees or substitute nominees designated by the Board of Directors will be eligible to stand for election as directors at the Annual Meeting. There are no arrangements or understandings between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee. There are no family relationships between any director, executive officer, or nominee for director of the Company.

Nominees for Board of Directors

We believe that our Board of Directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe that experience, qualifications, or skills in the following areas are most important: procurement and distribution of food and related products, particularly those used by Chinese restaurants; delivery and logistics; customer service; restaurant industry management; technology and automation; accounting and finance; strategic planning; human resources and development practices; and board practices of other corporations. We believe that our current board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each board member below. No director or nominee for director of the Company is also a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

The principal occupation, business experience for at least the past five years, and the age as of April 24, 2026, of each director nominee is included below.

The Company’s director nominees are as follows:

Name	Age	Current Positions
Xi “Felix” Lin	37	President, Chief Executive Officer and Director
Richard Diaz	51	Independent Director
Jeffery Taylor	60	Independent Director
Dennis Lam	42	Independent Director

Xi “Felix” Lin was appointed to serve as Chief Executive Officer, effective January 1, 2025, and has served as President since February 12, 2024. Mr. Lin previously served as Chief Operating Officer of the Company from May 1, 2022 to January 1, 2025. Mr. Lin also previously served as an independent director of HF Foods from November 2019 to April 2022. Mr. Lin worked in a number of positions at Blue Bird Corporation (NASDAQ: BLBD) from 2010 until his resignation on April 1, 2022. Prior to his resignation, he was Vice President, with responsibility for compliance, human resources, government relations, corporate training, strategic relationships, and supply chain M&A. He also held various other leadership positions within Blue Bird Corporation in the Manufacturing Operations and Supply Chain Departments from 2015 to 2016, the Finance and Accounting Department in 2011 and from 2013 to 2015, and the International Business Development and M&A Departments in 2012. Mr. Lin received his B.A. in Accounting and Finance from the Eugene Stetson School of Business and Economics at Mercer University in Georgia, a Master’s degree in Accountancy from the J. Whitney Bunting College of Business at Georgia College and State University in Georgia, and a Master’s degree in Business Administration from the University of North Carolina at Chapel Hill. Mr. Lin’s deep operational background and experience in various leadership positions at a public company make him a desirable and qualified director candidate.

Richard Diaz has served as an independent director of the Company since June 3, 2025. Mr. Diaz has nearly 30 years of human capital expertise to go along with a robust foundation in manufacturing, production, food and distribution sectors. Since January 2023, Mr. Diaz has served as Owner and CEO of Advanced Resources Illinois LLC and previously served as President and CEO from January 2009 to January 2023. Mr. Diaz has driven the firm to national recognition, establishing best practices in consulting that elevate client people strategies and drive measurable return on investment. Under Mr. Diaz’s leadership, Advanced Resources has earned industry accolades, consistently achieving Best of Staffing awards for client and consultant satisfaction. Mr. Diaz has held leadership roles across private, publicly traded and private equity backed companies. These experiences have equipped Mr. Diaz with insights into governance, shareholder value and strategic growth in complex corporate environments. His people first philosophy has bridged talent gaps and fostered growth in both established and emerging companies, positioning him as a vital strategic advisor. Mr. Diaz’s community commitment further amplifies his impact, demonstrated through initiatives with the Chicago Public Library and advisory roles for startups. His diverse background combined with a dedication to ethical leadership makes him an invaluable asset for organizations in food distribution and related industries. Mr. Diaz’s extensive background in human resources and leadership well position him to advise the Company on such matters as an independent director.

Dennis Lam has served as an independent director of the Company since June 4, 2025. Mr. Lam is a certified public accountant and has been the owner and Chief Executive Officer of Lam Advisory, LLC, a business consulting service, since August 2024. Mr. Lam is a former audit partner with the national accounting firm BDO USA, P.C. (“BDO”) where he was employed from August 2005 to December 2023. He has over 20 years of experience in providing audit and advisory services to global and domestic public and private companies, ranging from startups to companies with over $1 billion in revenues. During his tenure with BDO, Mr. Lam served as the lead audit partner for numerous companies in the retail and consumer products, manufacturing, distribution and foodservice industries. His accounting and finance experience includes expertise in various types of transactions such as debt and equity issuances, public offerings, and mergers and acquisitions. Mr. Lam is currently a member of the Board of Governors of the Boys and Girls Clubs of Santa Monica and currently serves as its Treasurer and its Finance and Audit Committee Chair. Mr. Lam received his Bachelor of Arts in Economics from the University of California, Los Angeles. Mr. Lam’s professional qualifications and experience, particularly in audit and advisory services, qualify him to serve on the Board of Directors.

Jeffery Taylor has served as an independent director of the Company since October 13, 2025. Mr. Taylor has over 27 years of senior finance leadership experience across iconic blue-chip manufacturing companies, including most recently serving as VP, Chief Financial Officer and Chief Accounting Officer of Franklin Electric Co., Inc. (NASDAQ: FELE) from June 2021 to March 2025, where he led revenue growth from $1.7 billion to $2.0 billion while driving operating income from $190 million a month to $244 million. He also spearheaded working capital reduction efforts that generated over $200 million in free cash flow improvement and developed an elevated investor relations program to enhance shareholder communication. Prior to Franklin Electric, Mr. Taylor served as CFO of Blue Bird Corporation (NASDAQ: BLBD) from May 2020 to June 2021 and Wabash National Corporation (NYSE: WNC) from June 2012 to January 2020, where he executed a $360 million strategic acquisition and led comprehensive finance transformation initiatives. His earlier experience includes senior finance positions at Pfizer/King Pharmaceuticals, Inc. (now part of Pfizer Inc.) and Eastman Chemical Company. Mr. Taylor holds an MBA from the University of Texas at Austin, and a B.S. in Chemical Engineering from Arizona State University. Mr. Taylor’s experience as the Chief Financial Officer of several public companies and his deep-rooted experience in various markets make him a desirable and qualified candidate to serve on the Company’s Board of Directors.

Required Vote

Approval of the election of each director nominee requires the affirmative vote of a majority of the shares of common stock present in person, virtually or by proxy at the Annual Meeting and entitled to vote on this proposal. This means that each nominee who receives “For” votes representing a majority of the shares present in person, virtually or represented by proxy at the Annual Meeting and entitled to vote on this proposal will be elected. Accordingly, “Abstain” votes will have the same effect as a vote against the applicable director nominee. Broker non-votes are not treated as entitled to vote on this proposal, and accordingly will have no effect on the outcome of the vote on the proposal.

The Board of Directors unanimously recommends a vote “FOR” each of the director nominees.

EXECUTIVE OFFICERS

The following sets forth information regarding our executive officers as of April 24, 2026:

Name	Age	Positions
Xi “Felix” Lin	37	President and Chief Executive Officer
Paul McGarry	58	Chief Financial Officer
Christine Chang	43	Chief Administrative Officer

Xi “Felix” Lin - Please refer to the biographical information listed above in the “Nominees for Board of Directors” section.

Paul McGarry has served as Chief Financial Officer since January 27, 2026. Prior to his appointment as Chief Financial Officer, Mr. McGarry served as Interim Chief Financial Officer since October 15, 2025. Mr. McGarry served as the Company’s Vice President, Corporate Controller prior to his appointment as Interim Chief Financial Officer, since February 2025. Mr. McGarry is a senior finance executive with deep experience in public-company corporate governance, enterprise finance, capital markets, and operational transformation. Prior to joining the Company, Mr. McGarry served as Interim Chief Financial Officer in February 2025 and as Corporate Financial Controller from July 2024 until February 2025 at American Battery Technology Company (NASDAQ: ABAT), where he oversaw financial operations and strengthened the internal control environment. From 2023 to 2024 he served as a financial executive consultant to Alimera Sciences, Inc. (now part of ANI Pharmaceuticals, NASDAQ: ANIP), providing forecasting, financial reporting, and internal control advisory services. Prior to his time at Alimera Sciences, Inc., Mr.

McGarry was a Senior Vice President, Finance and Chief Accounting Officer at Rockwell Medical, Inc. (NASDAQ: RMTI) from 2019 to 2023; Corporate Financial Controller at Alyvant, Inc. from 2018 to 2019; and Corporate Financial Controller at Champions Oncology, Inc. (NASDAQ: CSBR) from 2011 to 2018. He began his career at Deloitte & Touche LLP, where he served as an Audit Manager in Assurance and Advisory Services. Mr. McGarry received his B.S. in Accounting from Pennsylvania State University and is a Certified Public Accountant.

Christine Chang has served as Chief Administrative Officer since January 27, 2026. Ms. Chang previously served as General Counsel and Chief Compliance Officer since September 8, 2021. Prior to joining the Company Ms. Chang served as Vice President - Legal Affairs, Labor Relations and Litigation for Boyd Gaming Corp. (NYSE: BYD). From 2014 through August 2020, she served in various capacities as Vice President overseeing, among other things, Litigation, Labor and Employment, and Risk Management, for Caesars Entertainment, Inc. (NASDAQ: CZR). Prior to joining Caesar’s Entertainment, Ms. Chang practiced at the law firm of Dentons LLP, from 2008 to 2013. Ms. Chang holds a Bachelor of Arts in Rhetoric from the University of California and a Juris Doctorate from Columbia University.

There are no arrangements or understandings between any executive officer pursuant to which such officer was selected as an executive officer.

CORPORATE GOVERNANCE

Director Independence

As required under the Nasdaq Capital Market listing rules (“Listing Rules”), a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of our Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors considered certain relationships between our directors and us when determining each director’s status as an “independent director” under Rule 5605(a)(2) of the Listing Rules. Based upon such definition and SEC regulations, we have determined that Richard Diaz, Dennis Lam, and Jeffery Taylor are “independent” under the Listing Rules.

Board Leadership Structure and Role in Risk Oversight

Pursuant to our Bylaws, the Board of Directors may appoint a chairperson of the Board of Directors (“Chairperson”) by a majority vote of its members. Our corporate governance guidelines currently provide that the roles of Chief Executive Officer and Chairperson shall at all times be occupied by separate individuals. Currently, Mr. Lin serves as our Chief Executive Officer, and the Board of Directors does not have a Chairperson. The Board of Directors assesses these roles and the board leadership structure to ensure the interests of the Company and its stockholders are best served.

Pursuant to our corporate governance guidelines, the Board of Directors may elect by a majority vote of its members, an independent director to serve as the Board of Director’s lead independent director (“Lead Independent Director”) for a one-year term. Maria Ross served as the Company’s Lead Independent Director until her resignation, effective January 16, 2026. Currently, the Board of Directors has not named a Lead Independent Director. Our corporate governance guidelines provide that the Board of Directors is responsible for reviewing the process for assessing the major risks facing us and the options for their mitigation. This responsibility is largely satisfied by the Audit Committee of our Board of Directors (the “Audit Committee”), which is responsible for reviewing and discussing with management and our independent registered public accounting firm our major risk exposures and the policies management has implemented to monitor such exposures, including our financial risk exposures and risk management policies. We believe that the leadership structure of our Board provides appropriate risk oversight of our activities.

Insider Trading Policy

We have adopted an insider trading policy that governs the purchase, sale, and/or other disposition of our securities and is applicable to our directors, officers, employees, and other covered persons. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and listing standards applicable to the Company. While the Company does not have a formal hedging policy, the Company’s insider trading policy prohibits the purchase or sale of puts, calls, or other derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity to profit from a change directly or indirectly in the value of the Company’s securities. Directors and executive officers may not margin or make any offer to margin any of the Company’s securities as collateral to purchase the Company’s securities or the securities of any other issuer. Directors and executive officers may, however, use the Company’s securities they beneficially own as collateral for a bona fide loan. A copy of our insider trading policy is filed as Exhibit 19.1 to the Annual Report.

Committees of the Board of Directors
Audit Committee
Our Audit Committee is currently comprised of Dennis Lam (Chair), Richard Diaz, and Jeffery Taylor, all of whom meet the independence standards for purposes of serving on an audit committee under the Listing Rules and the Exchange Act. Lisa Lim and Charlotte Westfall previously served on the Audit Committee until their resignation, effective June 2, 2025; Dr. Yujie Wang previously served on the Audit Committee until his resignation, effective June 3, 2025; and Maria Ross previously served on the Audit Committee until her resignation, effective January 26, 2026. Mr. Lam was appointed to the Audit Committee on June 4, 2025, Mr. Diaz was appointed to the Audit Committee on June 3, 2025, and Mr. Taylor was appointed to the Audit Committee on October 13, 2025. Our Audit Committee (i) assists the Board of Directors in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, and corporate policies and controls, (ii) has the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm, and (iii) is responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm has unrestricted access to our Audit Committee. Our Board of Directors has determined that Dennis Lam qualifies as an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Our Audit Committee operates under a written charter that is reviewed annually. The charter is available at https://hffoodsgroup.com. The Audit Committee held seven (7) meetings during the year ended December 31, 2025.

Compensation Committee
The Compensation Committee of our Board of Directors (the “Compensation Committee”) is comprised of Jeffery Taylor (Chair), Richard Diaz and Dennis Lam, all of whom currently meet the independence standards under the Listing Rules and the Exchange Act. Charlotte Westfall previously served on the Compensation Committee until her resignation, effective June 2, 2025; Dr. Yujie Wang previously served on the Compensation Committee until his resignation, effective June 3, 2025; and Maria Ross previously served on the Compensation Committee until her resignation, effective January 26, 2026. Mr. Lam was appointed to the Compensation Committee on June 4, 2025, Mr. Diaz was appointed to the Compensation Committee on June 3, 2025, 2025, and Mr. Taylor was appointed to the Compensation Committee on October 13, 2025. The Compensation Committee’s duties include overseeing our overall compensation philosophy, policies and programs. This includes reviewing and analyzing the design and function of our various compensation components, establishing salaries, incentives and other forms of compensation for officers and non-employee directors, and administering our equity incentive plan. In fulfilling its responsibilities, the Compensation Committee has the authority to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee.

Our Compensation Committee operates under a written charter that is reviewed annually. The charter is available at https://hffoodsgroup.com/committee-composition/. The Compensation Committee held seven (7) meetings during the year ended December 31, 2025.

Nominating and Governance Committee
Our Nominating Committee is comprised of Richard Diaz (Chair), Dennis Lam, and Jeffery Taylor, all of whom currently meet the independence standards under the Listing Rules and the Exchange Act. Lisa Lim and Charlotte Westfall previously served on the Nominating Committee until their resignation, effective June 2, 2025; and Maria Ross previously served on the Nominating Committee until her resignation, effective January 26, 2026. Mr. Lam was appointed to the Nominating Committee on June 4, 2025, Mr. Diaz was appointed to the Nominating Committee on June 3, 2025, 2025, and Mr. Taylor was appointed to the Nominating Committee on October 13, 2025. The Nominating Committee's duties include overseeing director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders), and seeking director candidates when vacancies emerge. Our stockholders that wish to nominate a director for election to the Board of Directors should follow the procedures set forth below under the caption “Stockholder Proposals”.

Our Nominating Committee operates under a written charter that is reviewed annually. The charter is available at https://hffoodsgroup.com/committee-composition/. The Nominating Committee held three (3) meetings during the year ended December 31, 2025.

Special Transactions Review Committee
Our Special Transactions Review Committee (“Special Transactions Committee”) is comprised of Richard Diaz, Dennis Lam and Jeffery Taylor, all of whom currently meet the independence standards under the Listing Rules and the Exchange Act. Lisa Lim and Charlotte Westfall previously served on the Special Transactions Committee until their resignation, effective June 2, 2025; and Dr. Yujie Wang previously served on the Special Transactions Committee until his resignation, effective June 3, 2025. Mr. Lam was appointed to the Special Transactions Committee on June 4, 2025, Mr. Diaz was appointed to the Special Transactions Committee on June 3, 2025, and Mr. Taylor was appointed to the Special Transactions Committee on October 13, 2025. As a result, transactions that would otherwise fall within the scope of review by the Special Transactions Committee are currently reviewed and approved, as appropriate, by the Board of Directors acting through its independent directors. The Special Transactions Committee’s duties include evaluating transactions in which other directors, members of management or significant stockholders may be interested parties.

Our Special Transactions Committee operates under a written charter that is reviewed annually. The charter is available at https://hffoodsgroup.com/committee-composition/. The Special Transactions Committee held two (2) meetings during the year ended December 31, 2025.
Considerations in Evaluating Director Nominees
In selecting nominees for director, without regard to the source of the recommendation, our Nominating Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Nominating Committee may consider, among other things, the current size and composition of our Board of Directors, the needs of our Board of Directors, and the respective committees of our Board of Directors. Some of the qualifications that may be considered include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, leadership skills, potential conflicts of interest, and other commitments. Director candidates must have sufficient time available, in the judgment of our Nominating Committee, to perform all Board of Director and committee responsibilities. In addition, our Nominating Committee considers all applicable statutory and regulatory requirements and the requirements of any exchange upon which our common stock is listed or to which it may apply in the foreseeable future.

Although our Board of Directors does not maintain a specific policy with respect to board diversity, we believe that our Board of Directors should be a diverse body, and our Nominating Committee considers a broad range of backgrounds and experiences in reviewing candidates for nomination to the Board of Directors. In making determinations regarding nominations of directors, our Nominating Committee may take into account the benefits of diverse viewpoints and other related factors as it oversees the annual Board of Director and committee evaluations. After completing its review and evaluation of director candidates, our Nominating Committee recommends to our full Board of Directors the director nominees for selection.
Director Attendance

During 2025, the Board of Directors held fifteen (15) meetings. The attendance rate of our directors was 100% of all meetings of the Board of Directors and 100% for any committees on which such director was a member.

Although we do not have a specific director attendance policy, directors are encouraged to attend the annual meetings of stockholders. 67% of our directors at the time attended our 2025 annual meeting of stockholders. The Company’s sitting directors at the time of the annual meeting were Mr. Lin, Ms. Ross, and Dr. Wang. Dr. Wang did not attend the meeting.

Code of Conduct and Business Ethics

We have adopted a Code of Conduct and Business Ethics (the “Code”) that applies to our directors, officers and employees, including all employees of our operating companies, subsidiaries, divisions and affiliated companies. The Code is designed to deter wrongdoing and promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications; (iii) compliance with applicable governmental laws, rules, and regulations; (iv) the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and (v) accountability for adherence to the Code. We have adopted and maintain a Supplier Code of Conduct that sets forth standards of ethical business conduct and provides guidance applicable to our suppliers, vendors, and other third-party providers of goods and services. Copies of the Code and our Supplier Code of Conduct are available on our official website at https://hffoodsgroup.com. We intend to disclose any amendments or waivers of the Code on our website within four (4) business days.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

The Company makes regular purchases from and sales to various related parties. Related party affiliations were attributed to transactions conducted between the Company and those business entities partially or wholly owned by the Company, the Company’s officers and/or shareholders who owned no less than 5% shareholdings of the Company.

Mr. Xiao Mou Zhang (“Mr. Zhang”), the former Chief Executive Officer through October 24, 2024, and certain of his immediate family members have ownership interests in various related parties involved in (i) the distribution of food and related products to restaurants and other retailers and (ii) the supply of fresh food, frozen food, and packaging supplies to distributors. To our knowledge, Mr. Zhang does not have any involvement in negotiations with any of the above-mentioned related parties.

Effective October 24, 2024, Mr. Zhang departed from his role as Chief Executive Officer of the Company. In connection with Mr. Zhang’s departure, the Company entered into a Severance Agreement and General Release (the “Severance Agreement”) with Mr. Zhang on November 21, 2024. Pursuant to the Severance Agreement, which includes a general release of claims by Mr. Zhang against the Company, Mr. Zhang received standard severance benefits provided to a Chief Executive Officer under the Company’s Amended and Restated Severance Plan, which consisted of payment of base salary multiplied by two, totaling $1.35 million over a period of two years, and payment of COBRA premiums, for 12 months. The severance expenses were recorded in distribution, selling, and administrative expense in the consolidated statement of operations and both accrued expenses and other liabilities and other long-term liabilities in the consolidated balance sheet.

As disclosed in “Principal Stockholders,” the Company believes that Mr. Zhou Min Ni, the Company’s former Co-Chief Executive Officer, together with various trusts for the benefit of Mr. Ni's four children, are collectively the beneficial owners of more than 10% of the Company’s outstanding shares of common stock, and he and certain of his immediate family members have ownership interests in Related Parties involved in (i) the distribution of food and related products to restaurants and other retailers and (ii) the supply of fresh food, frozen food, and packaging supplies to distributors.

The Company purchases products from and sells products to some of these Related Parties which at times also involve making advance payments to, or receiving advance payments from, these Related Parties. Prices paid for these goods are based on the prices published by the particular Related Party. Until December 2025 with the grand opening of its new Atlanta facility, the Company leased from a Related Party its warehouse and distribution facility in Atlanta, Georgia, which enables the Company’s operations in that market. The Company has also made loans to certain Related Parties as further detailed below.

The Company makes regular purchases from and sales to various related parties. Related Party affiliations were attributed to transactions conducted between the Company and those business entities partially or wholly owned by Company officers. Management believes that the prices paid to these Related Parties as well as the level of service, reliability, delivery terms, and historical performance of these Related Parties are substantially equivalent to, or more advantageous than, prices and terms the Company would receive in arm’s length transactions from third parties that have no relationship with the Company and are capable of providing the same level of service. The Related Party affiliations, including the bona fides and fairness of certain transactions with related parties, are among the issues that were scrutinized as part of an internal investigation that has now concluded.

The Related Party transactions as of December 31, 2025, and for the year ended December 31, 2025, are identified as follows:

Related Party Sales, Purchases, and Lease Agreements

Purchases

Below is a summary of purchases of goods and services from Related Parties recorded for the year ended December 31, 2025:

			Year Ended December 31,
	(In thousands)	Nature	2025
(a)	Conexus Food Solutions (formerly known as Best Food Services, LLC)	Trade	$4,124
(b)	Ocean Pacific Seafood Group, Inc.	Trade	284
(c)	Asahi Food, Inc.	Trade	107
(b)	Rainfield Ranches, LP	Trade	100
	Total		$4,615
_______________
(a)An equity interest is held by three Irrevocable Trusts for the benefit of Mr. Zhang's children.

(b)Mr. Zhou Min Ni owns an equity interest in this entity.
(c)The Company, through its subsidiary Mountain Food, LLC, owns an equity interest in this entity.

Sales

Below is a summary of sales to Related Parties recorded for the year ended December 31, 2025:

		Year Ended December 31,
	(In thousands)	2025
(a)	ABC Food Trading, LLC	$2,090
(b)	Asahi Food, Inc.	755
(a)	Conexus Food Solutions (formerly known as Best Food Services, LLC)	1,497
(c)	First Choice Seafood, Inc.	6
(c)	Fortune One Foods, Inc.	130
(d)	Ocean Pacific Seafood Group, Inc.	11
	Total	$4,489
_______________
(a)An equity interest is held by three Irrevocable Trusts for the benefit of Mr. Zhang's children.
(b)The Company, through its subsidiary Mountain Food, LLC, owns an equity interest in this entity.
(c)Mr. Zhou Min Ni owns an equity interest in this entity indirectly through its parent company.
(d)Mr. Zhou Min Ni owns an equity interest in this entity.

Lease Agreements

The Company leases various facilities to related parties.

In 2020, the Company renewed a warehouse lease from Yoan Chang Trading Inc. under an operating lease agreement which expired on December 31, 2020. In February 2021, the Company executed a new five-year operating lease agreement with Yoan Chang Trading Inc., effective January 1, 2021 which expired on December 31, 2025. Rent expense was $0.3 million for the year ended December 31, 2025.

Beginning 2014, the Company leased a warehouse to Asahi Food, Inc. under a commercial lease agreement which was rescinded March 1, 2020. A new commercial lease agreement was entered into, expiring September 1, 2023, with optional renewal periods. The lease term was extended by an addendum dated September 1, 2023, which extended the lease through September 1, 2025. A second addendum, executed effective September 1, 2025, was enacted during the third quarter 2025 which extends the expiration of the lease by one year to September 1, 2026. Rental income was $0.1 million for the year ended December 31, 2025.

Related Party Balances

Accounts Receivable - Related Parties, Net

Below is a summary of accounts receivable with Related Parties recorded as of December 31, 2025:

	(In thousands)	December 31, 2025
(a)	ABC Food Trading, LLC	$115
(b)	Asahi Food, Inc.	177
(a)	Conexus Food Solutions (formerly known as Best Food Services, LLC)	254
	Total	$546
_______________
(a)An equity interest is held by three Irrevocable Trusts for the benefit of Mr. Zhang's children.
(b)The Company, through its subsidiary Mountain Food, LLC, owns an equity interest in this entity.

All accounts receivable from these related parties are current and considered fully collectible. No allowance is deemed necessary as of December 31, 2025.

Line of Credit Note - Related Parties

The Company issued a $51,000 line of credit note to Asahi Food, Inc. on October 31, 2024, which is outstanding at December 31, 2025. Interest shall accrue at a rate of 7.25% per annum with monthly payments of interest only due beginning December 1, 2024 and continuing through the first day of each calendar month until the maturity date. The note was extended for an additional twelve months during the fourth quarter 2025 and will become due on October 31, 2026. Interest income was $4,005 for the year ended December 31, 2025.

Accounts Payable - Related Parties

All the accounts payable to Related Parties are payable upon demand without interest. Below is a summary of accounts payable with related parties recorded as of December 31, 2025:

	(In thousands)	December 31, 2025
(a)	Conexus Food Solutions (formerly known as Best Food Services, LLC)	$360
	Others	24
	Total	$384
_______________
(a)An equity interest is held by three Irrevocable Trusts for the benefit of Mr. Zhang's children.

Employment Matters
Jamie Lam, Mr. Zhou Min Ni’s sister-in-law, has been employed by the Company since 2019, currently in the role of General Manager of the Company’s Ocala, Florida, Greensboro, North Carolina, and Atlanta, Georgia distribution centers. In 2025, Ms. Lam earned total cash and non-cash compensation of $717,134.
Procedures with Respect to Review and Approval of Related Party Transactions
The Special Transactions Committee of our Board of Directors is responsible for the oversight, monitoring, and advance written approval of transactions between the Company (including any of its subsidiaries) and Related Parties (as defined in Item 404 of Regulation S-K) or any entities in which a Related Party has a direct or indirect material interest. Under the Special Transactions Committee Charter, and consistent with NASDAQ rules, the Special Transactions Committee has adopted written transaction policies and procedures relating to approval or ratification of transactions with Related Parties. Our management, internal auditors, and legal counsel are obligated to report at the earliest practicable time the proposal or negotiation of, and all material information related to, every such transaction directly to the Special Transactions Committee for its review. In accordance with these policies and procedures, the Special Transactions Committee determines whether a related person has a material interest in a transaction. Following such determination, the Special Transaction Committee has the sole discretion to approve the execution and delivery by the Company, or any subsidiary of the Company, of any agreement or instrument which comprises, memorializes or is ancillary to any such Related Party transaction.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion & Analysis (“CD&A”) sets forth the Company’s executive compensation philosophy, practices and decisions for the fiscal year 2025 for its named executive officers (“NEOs”) listed below and included in the Summary Compensation Table.

Name	Positions Held with the Company During 2025
Xi “Felix” Lin	President and Chief Executive Officer (1)
Paul McGarry	Interim Chief Financial Officer, Vice President, Corporate Controller (2)
Christine Chang	General Counsel and Chief Compliance Officer (3)
Cindy Yao	Former Chief Financial Officer (4)
_______________
(1)     Mr. Lin has served as the Company’s President since February 12, 2024. Mr. Lin’s appointment to Chief Executive Officer became permanent effective January 1, 2025, following his appointment by the Board of Directors on December 17, 2024. Mr. Lin previously served in various roles including Chief Operating Officer (May 1, 2022 - December 31, 2024), Interim Chief Financial Officer (February 12, 2024 - May 1, 2024), and Interim Chief Executive Officer (October 24, 2024 - December 31, 2024).
(2)     Effective October 15, 2025, the Board of Directors appointed Mr. McGarry, who previously served as Vice President and Corporate Controller since February 25, 2025, as Interim Chief Financial Officer. On January 27, 2026, Mr. McGarry was appointed permanent Chief Financial Officer.
(3)     Ms. Chang served as General Counsel and Chief Compliance Officer since September 8, 2021. On January 27, 2026, Ms. Chang was appointed to the role of Chief Administrative Officer.
(4)    On October 15, 2025, Ms. Yao departed from the Company in her role as Chief Financial Officer.

In addition to the CD&A, the compensation and benefits provided to our NEOs in 2025 are set forth below in the Summary Compensation Table and other tables that follow this CD&A, as well as in the footnotes and narrative material that accompany those tables.

Executive Summary

The Company’s compensation program is designed to attract and retain the leadership talent necessary to guide our company through its turnaround and position it for sustainable growth in the specialty food service industry. We aim to reward executives for building out operational excellence, strengthening customer partnerships, and enhancing long-term shareholder value.
•Market Competitiveness: We target total direct compensation — comprising base salary, annual incentives, and long-term incentives — around the 50th percentile of our defined peer group within the foodservice and broader consumer products sectors. Compensation levels may be adjusted based on other factors such as: complexity and criticality of executive duties and responsibilities, individual performance, experience, leadership impact, and internal equity.
•Pay-for-Performance: A significant portion of executive compensation is at risk and tied to achievement of specific financial, operational, and strategic objectives that drive our turnaround, such as new facility launches, supply chain optimization, fleet upgrades, digital transformation, and M&A.
•Alignment with Shareholders: Our long-term incentive programs emphasize equity-based compensation to align executives’ financial interests with those of shareholders, ensuring that rewards are realized only when sustained value is created.
•Balanced Focus on Short and Long-Term Results: Our programs balance the need to deliver near-term performance improvements with the long-term goal of strengthening brand equity and operational scalability.
•Transparency, Governance, and Accountability: The Compensation Committee of the Board of Directors oversees executive pay decisions by partnering with the CEO and key executives in ensuring they reflect

Company performance, shareholder expectations, and industry best practices. The Committee retains flexibility to adjust programs as needed to support business stability during the turnaround period.

Accomplishments and Challenges for 2025 and First Quarter of 2026

In fiscal year 2025, we continued to execute upon our strategic transformation plan, making significant strides in our centralized purchasing program, particularly in the seafood category, as well as our fleet and transportation initiatives. We completed the implementation of our modern ERP platform and digital supply chain and warehouse management system.

In fiscal year 2025, net revenue was $1,228.3 million, compared to $1,201.7 million in 2024, an increase of $26.6 million, or 2.2%. This increase was primarily attributable to volume growth and improved pricing in Seafood and Meat & Poultry and volume growth in Commodity, partially offset by volume decreases within other categories. Gross profit was $207.6 million in 2025 compared to $205.2 million in 2024, an increase of $2.4 million, or 1.2%. The increase was primarily attributable to volume growth and improved pricing in Seafood and Meat & Poultry and volume growth in Commodity, partially offset by decreases in other categories. Gross profit margin of 16.9% for 2025 decreased from 17.1% in the prior year due to a shift in sales mix from Asian Specialty with higher margin to Meat and Poultry and Commodity with lower margins.

Executive Compensation Philosophy

The compensation program for the Company’s NEOs consists of the following components:
•Base Salary: Provides fixed, competitive compensation to attract and retain high-caliber leaders with the industry experience and operational expertise needed to execute our turnaround plan.
•Annual Incentive (Short-Term): Rewards achievement of annual performance goals such as EBITDA improvement, revenue growth in key channels, operational efficiency metrics (e.g., distribution reliability, fleet performance, etc.), and short-term progression of long-term transformation objectives.
•Long-Term Incentives: Encourages sustained value creation through performance-based and time-based equity awards. Metrics may include market cap growth, total shareholder return, and multi-year profit growth, reinforcing long-term alignment with shareholders and long-term transformation/turnaround results.
•Benefits and Perquisites: Provide competitive benefits that support executive well-being and productivity, consistent with industry norms which include 401(k) matching, relocation and housing benefits in certain circumstances, and standard heath insurance options. The Company does not have any excessive perks.

Pay Mix

The Company’s compensation mix is designed to align with the Company’s strategic objectives and performance goals, ensuring that executive pay reinforces the Company’s strategic priorities. The CEO and each of the other NEOs each receive compensation in each of these forms.

Element	Form	Purpose	Metrics	Time-Period	% of 2025 Pay Mix for NEOs (1)
Base Salary	Cash	To attract and retain and to provide a competitive salary		1-year	30%
Annual Incentive Plan	Cash	To incentivize for overall company performance and individual objectives	•Financial Targets (70%) i.Net Revenue (10%) ii.Gross Profit (45%) iii.Internal Adjusted EBITDA(2) (45%) •Initiative Based Targets (30%)	1-year performance period	24%
Equity Incentive Compensation	Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”)	To incentivize for long-term financial performance and drive long-term shareholder value. 50% granted as RSUs and 50% granted as PSUs. RSUs vest based on continued employment through vesting date or earlier vesting as specified. PSUs vest based on attainment of specified goals.	For PSUs: •Revenue (3) (25%) •Internal Adjusted EBITDA (25%) •Share Price (4) (50%) •The Compensation Committee has the ability to adjust payout based upon management’s achievement of significant milestones within the Company’s long-term strategic plan. (5)	3-year performance period	46%
_______________
(1)     This column reflects the base salary at the end of 2025 and takes into account the increase in base compensation to $675,000 for Mr. Lin as well as the full-year increase in the target for the Annual Incentive Plan for Mr. Lin to 125%.
(2)     For its target objectives, the Company used an internal adjusted EBITDA (“Internal Adjusted EBITDA”) which added back certain advisory fees and costs associated with the Company’s business transformation plan and other strategic initiatives.
(3)     Revenue growth refers to an increase in net revenue of the Company (as reporting in the Company’s Annual Report on Form 10-K) from the prior fiscal year to the current fiscal year, expressed as a percentage.
(4)    Share price refers to a specific target for the 30-consecutive-trading-day average closing price of Common Stock during the performance period.
(5)    The Committee retains limited discretion to adjust formula outcomes to address extraordinary items and to recognize significant strategic achievements not fully captured by financial metrics.

Executive Compensation Process

Role of Compensation Committee

The Compensation Committee regularly reviews compensation programs to ensure they remain competitive, performance-driven, and responsive to the Company’s evolving strategic priorities. Independent compensation consultants and market data are used to validate pay positioning and inventive designs. This includes an annual review of peer groups used for benchmarking to ensure market competitiveness. The Company’s transformational strategy, which focuses on key initiatives like digital transformation, facility upgrades, fleet upgrades, supply chain optimization, is a core part of the performance metrics used for compensation decisions. The Compensation Committee, among other responsibilities, oversees the Company’s incentive compensation and equity-based plans and policies and fulfills other responsibilities as set forth in the Compensation Committee Charter. The Compensation Committee has the authority to retain or obtain the advice of a compensation consultant, legal counsel or other advisor in its sole discretion. Since 2024, Pay Governance has served as the the Compensation Committee’s independent executive compensation consultant.

In setting 2025 target opportunities, the Committee reviewed market data from Pay Governance, including a custom peer group and published survey data. The Committee generally targets total direct compensation at approximately the 50th percentile of the peer group, with variation by role based on experience, scope and performance. For 2025, the CEO’s target total direct compensation was positioned near the 50th percentile, and other NEOs ranged from the 45th to 55th percentile based on role and performance.

Annual equity awards are generally considered once each year in connection with the Committee’s review of Company and individual performance and market data. Off-cycle grants may be made in connection with new hires, promotions, retention considerations or other special circumstances. When determining whether equity grants should be made, the Committee reviews the Company’s prior year financial performance after the Company’s 10-K is filed. Historically, the Company has issued equity grants during the second quarter of the year. The Committee approves all executive officer equity awards.

Role of CEO in Compensation Decisions

The CEO does not attend portions of the Compensation Committee and Board meetings during which his performance is being evaluated and his compensation determined. The CEO provides recommendations to the Compensation Committee on the compensation and performance of other NEOs.

Key Elements of Compensation

When compensation decisions for 2025 were made in 2024, we did not use a prescribed formula to establish pay levels. Rather, the Compensation Committee considered market data in addition to changes in the business, external market factors and the Company’s financial position when determining pay levels for the NEOs.

The Compensation Committee generally seeks to set an NEO’s target total direct compensation opportunity within a range of the median of the applicable peer company and/or general industry compensation survey data, adjusted as appropriate for individual performance and internal pay equity and labor market conditions. In 2024, the Compensation Committee relied on market data to determine competitive compensation levels for the NEOs.

In 2023, Pay Governance, in partnership with the Compensation Committee, developed the following peer group consisting of fifteen companies:

1-800-FLOWERS.COM Inc.	Medifast, Inc.
AMCON Distributing Company	Mission Produce, Inc.
B&G Foods, Inc.	Natural Grocers by Vitamin Cottage, Inc.
Calavo Growers, Inc.	PetIQ, Inc.
The Chef’s Warehouse	Seneca Foods Corporation
The Hain Celestial Group, Inc.	SpartanNash Company
John B. Sanfilippo &Son, Inc.	Vital Farms, Inc.
Karat Packaging Inc.

In November 2024, for fiscal year 2025 compensation decisions, Pay Governance reviewed the peer group, in collaboration with the Compensation Committee, and determined that the peer group remained appropriate and no changes were needed.

Factors considered in developing the peer group included but were not limited to industry, revenue size, market capitalization, company location and unique characteristics of our business model. The peer group was utilized for direct benchmarking of 2025 pay levels and practices for executives and independent Board Members.

Base Salary

The base salaries of the Company’s NEOs are reviewed on an annual basis by the Compensation Committee and the CEO (other than with respect to the CEO’s own salary which is reviewed and determined by the Compensation Committee). This review is supplemented by assessments of the performance of the NEOs by the Compensation Committee. Base salaries are paid to the NEOs to compensate them for their day-to-day services. Each NEO’s base salary is supplemented by various benefit plans that provide health, life, accident and disability benefits, most of which are the same plans as those provided to all of our employees. The salaries typically are used to recognize the experience, skills, knowledge, past performance, and responsibilities of each NEO.

The following table shows the changes to the annual base salaries of the NEOs that were effective during fiscal year 2025 as part of the Compensation Committee’s annual review process.

Name	2024 Base Salary Rate ($)	2025 Base Salary Rate ($)	% Increase (Decrease)
Xi “Felix” Lin (1)	495,000	675,000	36%
Paul McGarry (2)	N/A	240,000	N/A
Christine Chang	375,000	375,000	—%
Cindy Yao (3)	375,000	375,000	—%
_______________
(1)     Mr. Lin’s salary was increased from $495,000 to $675,000 in connection with his appointment as Chief Executive Officer of the Company effective January 1, 2025.
(2)     Mr. McGarry joined the Company as Vice President, Corporate Controller on February 25, 2025 with a base salary of $240,000. Effective October 15, 2025, Mr. McGarry was named Interim Chief Financial Officer and was given an additional $10,000 a month as compensation for the role.
(3)     Ms. Yao departed her role as Chief Financial Officer of the Company effective October 15, 2025.

Subsequent Events

On January 27, 2026, Mr. McGarry was named Chief Financial Officer by the Company’s Board of Directors. In connection with his appointment, his base salary was increased to $375,000. Effective January 27, 2026, Ms. Chang was appointed Chief Administrative Officer, and her base salary was increased to $450,000. Effective April 1, 2026, Mr. Lin’s base salary was increased to $750,000.

Annual Cash Incentive Compensation

The Company approves an annual management incentive program (“AIP”) pursuant to which named executive officers are entitled to receive cash bonuses based on achievement of certain company performance metrics. For 2025, seventy percent (70%) of each NEO’s target cash incentive was tied to the Company’s financial performance, and thirty percent (30%) was tied to achievement of three individual initiative-based targets. The financial targets for 2025 and results were as follows:

Metric	Weighting of Total 70%	$ Target	$ Result	% of Target
Net Revenue	10%	1.232 billion	1.228 billion	99.7%
Gross Profit	45%	210.1 million	207.6 million	98.9%
Internal Adjusted EBITDA	45%	44.8 million	44.9 million	100.0%

The individual initiative-based targets for Mr. Lin included successfully executing a first round secondary offering, completing the implementation of the Company’s inventory management system and remediating IT general control deficiencies by the end of the year, and consolidating purchasing with respect to seafood and produce items. For Ms. Chang, the individual initiatives included implementing a fleet safety program and reducing overall safety related expense through improvements to the worker’s compensation process; conducting an I-9 audit of the Company’s workforce, reviewing the Company’s insurance policies to ensure proper coverages and limits, and conducting a review of workers compensation laws in jurisdictions in which the Company operates; and restructuring the legal and compliance department to achieve savings on personnel and professional services expense. With respect to the individual initiative-based targets, the Compensation Committee determined that Mr. Lin and Ms. Chang each achieved 3 of 3 of their individual initiative-based targets. The combined results of 2025 financial performance and individual initiative-based targets for each NEO resulted in 95% achievement of target cash incentive for each NEO that remained employed by the Company at the time bonuses were paid. Based on their target annual bonus percentages and the terms of the AIP, the NEOs had the opportunity to receive the cash awards shown below for fiscal year 2025.

For fiscal year 2025, Mr. Lin’s bonus payout target increased from 100% to 125% in connection with his promotion to President and Chief Executive Officer.

	2025 AIP Target Award		2025 AIP Actual Award
Name	% of Base Salary Rate	$ Amount	% of Target	$ Amount
Xi “Felix” Lin	125%	843,750	95%	801,562
Paul McGarry (1)	30%	72,000	79%	57,000
Christine Chang	100%	375,000	95%	356,250
Cindy Yao (2)	100%	375,000	—%	—
_______________
(1)     Mr. McGarry’s bonus target for 2025 was based on his original offer letter for the position of Vice President and Corporate Controller. On February 2, 2026, Mr. McGarry entered into an updated Letter Agreement following his appointment to Chief Financial Officer on January 27, 2026,
(2)    Ms. Yao did not receive any annual incentive payment related to the 2025 AIP program as she was no longer serving in the role of Chief Financial Officer at the time that bonuses were paid due to her departure on October 15, 2025.

Subsequent Events

On January 27, 2026, Mr. McGarry was named Chief Financial Officer by the Company’s Board of Directors. In connection with his appointment, his AIP target was increased to 60% of his new base salary of $375,000. Effective January 27, 2026, Ms. Chang was appointed Chief Administrative Officer, and her target AIP award was reduced to 75% of her new base salary of $450,000.

Equity Grants

Equity awards granted under the 2018 Plan, such as RSUs and PSUs, are an integral component of the Company’s compensation program. These awards serve multiple purposes:
•Alignment with Stockholder Interests: Equity grants directly align the interests of executives with those of stockholders, incentivizing executives to drive long-term value creation and stockholder returns.
•Retention and Motivation: Equity awards are an effective tool for retaining and motivating key executive talent, as they provide executives with a stake in the Company’s future performance and success.
•Long-Term Performance Incentives: By vesting over time or contingent upon the achievement of performance goals, equity awards provide executives with long-term performance incentives, encouraging sustained growth and strategic execution.
The Company grants various types of equity awards to executives, including:
•RSUs: RSUs represent a promise to deliver shares of Company stock to executives at a future date, subject to vesting conditions. These awards incentivize executives to remain with the Company and contribute to its long-term success. The time-based RSUs awarded in fiscal year 2025 vest in equal one-third installments on the first through third anniversary of the date of grant.
•PSUs: PSUs are granted based on the achievement of predetermined performance metrics over a specified performance period. These awards directly link executive compensation to the Company’s financial and operational performance, promoting accountability and alignment with corporate goals. The PSUs granted in 2025 have a three-year performance period. The performance metrics are Internal Adjusted EBITDA (25%), net revenue (25%), and share price (50%) measured over a 30-day trading window during the performance period.

During fiscal year 2025, the Compensation Committee approved the granting of time-based RSUs and PSUs to each of the NEOs. For these awards, the target award value was set at 150% of base salary for Mr. Lin and 100% for Ms. Yao, and Ms. Chang, and 30% for Mr. McGarry. The mix of awards consists of 50% PSUs and 50% time-based RSUs.

The Company granted PSUs in 2025 which may be earned over a three-year performance period, with vesting to be earned, if at all, at the end of the three-year performance period based on the applicable NEO’s continuation in service through the end of the performance period and the attainment of pre-determined goals. The performance goals for net revenue and Internal Adjusted EBITDA for the PSUs granted in 2025 for each of the three year performance periods are as follows: (i) for fiscal year 2025, in order to vest at 100%, the Company must have achieved a revenue of $1.232 billion, which represents 2.5% growth, must have achieved an Internal Adjusted EBITDA of 3.7% of revenue; (ii) for fiscal year 2026, in order to vest at 100%, the Company must achieve a revenue of $1.281 billion, which represents 4% growth, must have an Internal Adjusted EBITDA of 4% of revenue; and (iii) for fiscal year 2027, in order to vest at 100%, the Company must achieve a revenue of $1.319 billion, which represents 3% growth, must have an Internal Adjusted EBITDA of 4.6% of revenue. The performance goals for the share price metric are as follows: over a sustained 30-day period the Company (i) must achieve a share price of $4.00 for 100% vesting; (ii) must achieve a share price of $6.00 for 200% vesting; and (iii) must achieve a share price of $8.00 for 300% vesting. Vesting of the PSUs is cumulative over the performance periods, and a metric not satisfied in the first or second year of the performance period may be satisfied in a future year in the performance period.

The Company’s NEOs grant of RSUs and potential grant of PSUs are calculated as a percentage of the individual NEO’s salary as listed below.

Name	RSU Grant as % of Base Salary	Max PSU Grant as % of Base Salary	$ Total Amount
Xi “Felix” Lin	75%	75%	1,012,500
Paul McGarry	15%	15%	72,000
Christine Chang	50%	50%	375,000
Cindy Yao (1)	50%	50%	375,000
_______________
(1)     Due to Ms. Yao’s departure from her role as Chief Financial Officer effective October 15, 2025. All unvested equity attributed to Ms. Yao was forfeited.

For fiscal year 2025, the Company achieved a vesting percentage of 82.0%, 92.2% and 82.4% for the PSU tranches that vested April 15, 2026 under PSU equity awards granted in 2023, 2024 and 2025, respectively.

Effective January 1, 2025, Xi “Felix” Lin was appointed to serve as Chief Executive Officer by the Board of Directors. Mr. Lin continues to also serve as the Company’s President. For fiscal year 2025, Mr. Lin’s target award value increased from 100% to 150% of base salary in connection with his appointment as President and Chief Executive Officer. Additionally, on January 3, 2025, according to the employment agreement entered into on December 16, 2024, Mr. Lin received a one-time market-based performance stock unit award of 310,559 shares of common stock contingent upon satisfaction of the applicable vesting conditions. These market-based PSUs are scheduled to vest on the third anniversary of the grant date, if for at least a period of thirty consecutive trading days at any time prior to the vesting date, the closing per share price of the Company’s common stock averages at least $7.00 over such thirty-day period.

Subsequent Events

On January 27, 2026, Mr. McGarry was named Chief Financial Officer by the Company’s Board of Directors. In connection with his appointment, his base salary was increased to $375,000 with an annual equity grant set at 60% of his base salary split equally between RSUs and PSUs. Effective January 27, 2026, Ms. Chang was appointed Chief Administrative Officer, and her equity grant target was reduced to 75% of her new base salary of $450,000, split equally between RSUs and PSUs.

Payments Upon Termination of Service or Change of Control

The Company believes that providing payments upon termination of service or change of control payments for executives is essential for attracting and retaining top talent, mitigating the risks associated with executive turnover, and ensuring leadership continuity during periods of change. These payments are structured to align with stockholder interests and promote responsible governance.

Each NEO is entitled to receive severance under the HF Foods Group Inc. Severance Plan, as amended and restated, effective January 27, 2026, (the “Amended Severance Plan”), that provides for payment of severance benefits upon the occurrence of certain involuntary termination events, including terminations of employment by the Company without Cause, death or Disability (as defined in the Amended Severance Plan) and resignations for Good Reason (as defined in the Amended Severance Plan). The Amended Severance Plan provides for enhanced severance to select employees of the Company eligible to participate with different severance payments depending on the title of the individual and whether or not the termination occurred during the period beginning six (6) months before through twenty four (24) months after a “Change in Control” (as defined in the Amended Severance Plan). For a further description of the Amended Severance Plan and the severance and change in control payments the NEOs would be entitled to under the Amended Severance Plan, see the Amended Severance Plan and the Potential Payments Upon Termination or Change in Control sections below.

Ms. Yao departed the Company effective October 15, 2025. As part of her departure Ms. Yao received severance benefits as outlined in her letter agreement.

For equity awards granted in 2023 and prior, all unvested equity will accelerate in vesting in the event of a Change in Control (as defined in the 2018 Plan), as described further in the 2018 Omnibus Equity Incentive Plan and Potential Payments Upon Termination or Change in Control sections below. To align with governance best practices, for equity awards granted beginning in 2024, unvested equity awards will accelerate in vesting in the event of a termination by the Company without Cause within the period beginning six (6) months through twelve (12) months following a Change in Control. The Committee adopted the double-trigger approach to balance retention and alignment with shareholder interests. These payments are designed to provide executives with financial security and incentivize retention during periods of transition.

Perquisites

Other than the broad-based plan benefits described under the Other Compensation section below, the Company offers only a limited amount of perquisites to our NEOs that are not otherwise available to all salaried employees, such as housing benefits, and believe this arrangement is consistent with our “pay for performance” philosophy.

Other Compensation

The NEOs are eligible to participate in the Company’s broad-based plans, such as medical, dental, vision, disability and the 401(k) plan with a Company matching contribution, which is described in more detail in the Defined Contribution Retirement Plan section below. Each NEO was eligible to participate in the Company’s employee term life insurance policy during fiscal year 2025 at no cost to the employee equal to one times pay up to a maximum death benefit of $500,000. NEOs may also purchase additional life insurance for themselves and their spouse and dependents.

Clawback Policy

The Company adopted the Compensation Clawback Policy (the “Clawback Policy”) effective as of October 2, 2023, which generally provides that the Board of Directors shall require current and former officers subject to the reporting requirements of Section 16 of the Exchange Act and other employees eligible to receive incentive compensation (the “Covered Persons”) to reimburse or forfeit erroneously awarded incentive compensation, including equity awards, received by the Covered Person during the three (3) fiscal years preceding the restatement of the Company’s financial statements in the event that the Company issues such a restatement due to material noncompliance with securities laws, regardless of whether such Covered Person engaged in misconduct or was responsible for the restatement. The Compensation Committee has discretion to determine the timing and method for recouping any incentive compensation under the Clawback Policy. A copy of the Clawback Policy is included as an exhibit to the Annual Report.

Shareholder Advisory Vote

At our 2025 annual meeting, approximately eighty-seven percent (87%) of our stockholders approved our say-on-pay resolution as to executive compensation disclosed in last year’s proxy statement. The Company believes such vote to be a positive endorsement of its current pay practices and is evidence that its compensation policies have been in the best interest of stockholders. At our 2019 annual meeting, the stockholders voted that a say-on-pay vote should occur every year.

The Compensation Committee reviewed the results of the advisory vote on executive compensation and the related investor feedback as part of its 2025 pay decisions. The Committee concluded that shareholders supported the Company’s pay‑for‑performance framework and weighting of performance‑based incentives, and also considered feedback emphasizing calibration and disclosure of goal‑setting rigor. In response, the Committee maintained the weighting of performance‑based elements while providing additional disclosure on threshold/target/maximum calibrations and non‑GAAP target derivations, as described below.

Compensation Committee of HF Foods Group Inc.

Jeffery Taylor, Chair
Richard Diaz
Dennis Lam

EXECUTIVE COMPENSATION
The following table sets forth a summary of the compensation accrued by our NEOs for the fiscal years ended December 31, 2025, 2024, and 2023:
Summary Compensation Table

Name	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	All Other Compensation ($)	Total ($)
Xi “Felix” Lin (2)	2025	675,000	801,562	1,544,373	31,721 (6)	3,052,656
President and Chief Executive Officer,	2024	493,096	529,791	495,000	104,093 (7)	1,621,980
Former Chief Operating Officer, Former Interim CFO, Former Interim CEO	2023	450,000	406,350	450,000	75,088 (8)	1,381,438

Paul McGarry (3)	2025	192,923	57,000	69,408	86,870 (9)	406,201
Interim Chief Financial Officer,
Vice President, Corporate Controller

Christine Chang (4)	2025	375,000	356,250	361,500	21,578 (10)	1,114,328
General Counsel and Chief Compliance Officer	2024	375,000	341,250	375,000	9,808 (11)	1,101,058
	2023	346,154	338,625	300,000	—	984,779

Cindy Yao (5)	2025	314,423	—	361,500	133,081 (12)	809,004
Former Chief Financial Officer	2024	252,404	227,500	375,000	233,556 (13)	1,088,460
_______________
(1)Amounts reflect the full grant-date fair value of restricted stock units (“RSUs”) and performance restricted stock units (“PSUs”) granted during the years ended December 31, 2025, 2024 and 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. The value of the PSUs set forth above is based on the probable outcome of the performance conditions on the grant date. We provide information regarding the assumptions used to calculate the value of all PSUs and RSUs granted to our executive officers in Note 14 to the consolidated financial statements included in the Annual Report for the year ended December 31, 2025.
(2)Mr. Lin was a member of the Board of Directors prior to commencing service as the Company’s Chief Operating Officer on May 1, 2022. On February 9, 2024, the Company appointed Mr. Lin as President effective February 12, 2024. Effective on a former CFO’s leave of absence, on February 12, 2024, Mr. Lin also served as the Company’s Interim Chief Financial Officer from February 12, 2024 until Ms. Yao’s appointment as Chief Financial Officer on May 1, 2024. On October 24, 2024, Mr. Lin was appointed to serve as Interim Chief Executive Officer, and continued to serve as the Company’s Chief Operating Officer and President through December 31, 2024. On December 17, 2024, the Company appointed Mr. Lin to serve as President and Chief Executive Officer, effective January 1, 2025.
(3)Mr. McGarry was named Interim Chief Financial Officer effective October 15, 2025, following Ms. Yao’s departure. Prior to being named Interim CFO, Mr. McGarry served as the Company’s VP and Corporate Controller from the time he joined the Company on February 25, 2025. Figures shown for 2025 include amounts paid for his service as VP and Corporate Controller as well as his time as Interim CFO. Mr. McGarry was appointed Chief Financial Officer, effective January 27, 2026.
(4)Ms. Chang was appointed Chief Administrative Officer, effective January 27, 2026.
(5)Ms. Yao joined the Company May 1, 2024. Ms. Yao departed from her position as Chief Financial Officer effective October 15, 2025. Upon her departure from the Company, all unvested equity awards were forfeited.
(6)Consists of employer matching contributions under the Company’s defined contribution plan of $12,491 and employer paid benefits of $19,230.
(7)Consists of Interim CFO compensation of $55,385, Interim CEO compensation of $33,923 and employer matching contributions under the Company’s defined contribution plan of $14,785.
(8)Consists of amounts paid to reimburse relocation expenses of $92,504 for 2022 and $68,165 for 2023 and payments for 2023 of employer matching contributions under the Company’s defined contribution plan of $6,923.
(9)Consists of Interim CFO compensation of $20,074, the Interim CFO 10-K Filing Bonus of $50,000 (as defined in Mr. McGarry’s Amended Offer Letter), employer matching contributions under the Company’s defined contribution plan of $6,141 and employer paid benefits of $10,655.
(10)Consists of employer matching contributions under the Company’s defined contribution plan of $14,000 and employer paid benefits of $7,578.
(11)Consists of employer matching contributions under the Company’s defined contribution plan of $9,808.
(12)Consists of severance payments of $78,125, housing allowance reimbursements of $38,045, employer matching contributions under the Company’s defined contribution plan of $2,885, employer paid benefits of $13,526, and cell phone allowance disbursements of $500.
(13)Consists of amounts paid to reimburse relocation expenses grossed up for taxes of $205,172, housing allowance reimbursements of $22,742, cell phone allowance disbursements of $450 and employer matching contributions under the Company’s defined contribution plan of $5,192.

Policies and Practices Related to the Grant of Certain Equity Awards.

We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. While we do not have a formal policy with respect to the timing of awards of stock options, stock appreciation right, or similar option-like instruments to our NEOs, historically, including during fiscal 2025, our Compensation Committee has not granted such awards.

Grants of Plan-Based Awards for 2025

Name	Grant Date	Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (2) (#)	Grant date fair value of stock awards (3) ($)
		Threshold (1) (#)	Target (1) (#)	Maximum (1) (#)
Xi “Felix” Lin	4/15/2025	101,250	101,250	101,250	101,250	976,050
	1/3/2025 (4)	310,559	310,559	310,559	—	568,323
Paul McGarry	4/15/2025	7,200	7,200	7,200	7,200	69,408
Christine Chang	4/15/2025	37,500	37,500	37,500	37,500	361,500
Cindy Yao (5)	4/15/2025	37,500	37,500	37,500	37,500	361,500
_______________
(1)Represents PSUs granted under the 2018 Plan. The PSUs vest over a three-year period, with vesting to be earned, if at all, at the end of the three-year performance period based on the applicable NEO’s continuation in service through the end of the performance period and the attainment of pre-determined goals. The performance goals are described in the “Compensation Metrics” section within the Compensation Discussion and Analysis section above.
(2)Represents RSUs granted under the 2018 Plan. The RSUs vest over three equal annual installments on the first three anniversaries of the grant date, and are subject to forfeiture in the event of NEO’s termination of service under specified circumstances.
(3)Amounts for the year ended December 31, 2025, reflect the full grant-date fair value of RSUs and PSUs granted during the year ended December 31, 2025, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the NEO. The value of the PSUs set forth above is based on the probable outcome of the performance conditions on the grant date. We provide information regarding the assumptions used to calculate the value of all PSUs and RSUs granted to our NEOs in Note 14 to the consolidated financial statements included in the Annual Report for the year ended December 31, 2025.
(4)Represents a one-time grant of PSUs at a grant-date fair value of $1 million granted to Mr. Lin in connection with his appointment to Chief Executive Officer.
(5)Due to Ms. Yao’s departure from her role as Chief Financial Officer of the Company on October 15, 2025, all unvested equity awards were forfeited.
Employment Agreements
Mr. Lin, Ms. Chang, Ms. Yao, and Mr. McGarry all entered into employment agreements when first joining the Company providing for at-will employment. The employment agreements contain initial annual base salary, annual incentive program and annual equity grant award information as noted above.

The employment agreements, as amended, all provide for participation in the 2018 Plan, with an equity award in the year employment commenced equal to: for Ms. Chang, Mr. Lin, and Ms. Yao 50% of base salary in RSUs and 50% of base salary in PSUs, and for Mr. McGarry 15% of base salary in RSUs and 15% of base salary in PSUs. All RSUs follow a time-based vesting schedule in which they vest one-third annually on the anniversary of grant or on the Company’s regularly scheduled vesting date, according to each grant agreement. The PSUs vest in accordance with specific performance conditions as detailed within the specific grant agreements which can include targets based on net revenue, internal adjusted EBITDA, and share price. For more detailed discussion of equity vesting conditions see the section titled Equity Grants in the Compensation Discussion and Analysis above.
In connection with his appointment to CEO, the Company entered into an employment agreement with Mr. Lin, which became effective on January 1, 2025 (the “CEO Effective Date”), Mr. Lin’s base salary increased to $675,000. Additionally, Mr. Lin’s equity award was increased to 150% of his base salary split 50% among RSUs and 50% among PSUs. Mr. Lin also received a one-time grant of PSUs at grant-date fair value of $1 million on January 3, 2025, as part of his appointment to CEO as determined by reference to the closing price of the Company’s shares on the date of grant (the “Performance Bonus”). The Performance Bonus shall be granted to the Mr. Lin within five business days of the Effective Date and shall vest in full on the third anniversary of the CEO Effective Date only if: (1) the Mr. Lin is actively employed and in good standing on such date and (2) for at least a period of 30 days at any time prior to the third anniversary of the CEO Effective Date, the closing price of the Company’s common stock averages at least $7.00 over such 30-day period. The Performance Bonus shall be subject to the terms and conditions of the 2018 Plan and the equity grant agreement evidencing such equity grant.

In connection with his appointment to interim CFO, the Company entered into an amendment to Mr. McGarry's employment agreement, effective October 15, 2025. Pursuant to such amendment, Mr. McGarry received an additional, monthly payment of $10,000, effective October 15, 2025, and a $50,000 bonus payment upon the timely filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Mr. McGarry was also eligible and received a one-time lump-sum bonus of $50,000 for timely filing the Company's Annual Report on Form 10-K for the year ended December 31, 2025.

On January 27, 2026, Mr. McGarry was appointed Chief Financial Officer of the Company by the Board of Directors. In connection with Mr. McGarry's appointment as Chief Financial Officer, the Company entered into an amendment to his offer of employment, dated February 6, 2025. Mr. McGarry’s amended employment agreement provides for an annual base salary of $375,000, a target annual bonus equal to 60% of his annual base salary, and an annual equity grant with a target amount of 60% of his base salary.

On January 27, 2026, Ms. Chang was appointed Chief Administrative Officer of the Company by the Board of Directors. In connection with Ms. Chang’s appointment as Chief Administrative Officer, the Compensation Committee increased her base salary to $450,000. Ms. Chang’s target annual bonus was reduced to 75% of her new base salary. Ms. Chang’s target annual equity grant was also reduced to 75% of her new base salary.

Effective April 1, 2026, the Compensation Committee increased Mr. Lin’s annual base salary to $750,000.

Effective October 15, 2025, Ms. Yao separated from the Company as the Chief Financial Officer. Due to Ms. Yao’s departure from her role as Chief Financial Officer, all unvested equity awards were forfeited as of October 15, 2025. Additionally, in connection with Ms. Yao's separation, the Company entered into a separation agreement with Ms. Yao on October 30, 2025 (the “Separation Agreement”). Under the Separation Agreement, Ms. Yao was entitled, subject to her non-revocation of a general release of claims in favor of the Company, to one-half of her annual base salary of $375,000, paid out over a period of six (6) months following the Separation Date (the “Severance Period”) in accordance with the Company’s standard payroll policies and procedures, subject to deduction for applicable withholding taxes. Ms. Yao was also eligible to elect group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following the Separation Date, including coverage for eligible dependents, until the earliest of (i) the expiration of the Severance Period, (ii) the expiration of eligibility for continuation coverage under COBRA, or (iii) the date on which Ms. Yao becomes eligible for substantially equivalent health insurance coverage in connection with new employment .
Pursuant to their respective employment agreements, payments to reimburse for the cost of relocating in connection with their employment were made to Mr. Lin in 2022 and 2023, and to Ms. Yao in 2024.
Each NEO is also eligible for severance benefits under the Severance Plan, as described in the Severance Plan section below.
Defined Contribution Retirement Plan
The Company maintains a defined contribution retirement plan, the HF Foods Group, Inc. Employees 401(k) Savings Plan, which is described in more detail in Note 15 - Employee Benefit Plan to the Company’s audited consolidated financial statements disclosed in the Annual Report. The Company matches 100% of the first 3% of the participant’s deferred compensation plus 50% of the amount contributed between 3% and 5% of the participant’s deferred compensation, all subject to any applicable limitations under the Internal Revenue Code.

Amended Severance Plan

The Amended Severance Plan provides for the payment of severance and other benefits to eligible employees in the event of an involuntary termination of employment with the Company other than for Cause, death or Disability or other disqualifying circumstances, or upon resignation for Good Reason. The Amended Severance Plan is comprised of a plan with general terms and “severance plan policy” exhibits, which detail the specific terms of severance for (i) the Chief Executive Officer, (ii) “Key Employees” other than the Chief Executive Officer, which expands the Amended Severance Plan’s applicability to a “select group of management or highly compensated employees” (within the meaning of Sections 201(a), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended) of the Company who has been designated by a committee composed of the Chief Executive Officer, the Chief Financial Officer, and the Chief Operating Officer of the Company, and (iii) individuals classified as Vice Presidents (the “VPs” policy).

In the event of a qualifying termination and subject to the employee’s execution of a general release of liability against the Company and other requirements as specified in the Amended Severance Plan, the eligible employees receive the following benefits:
•     payment of base salary multiplied by two plus any applicable bonus in the case of the Chief Executive Officer, or payment of base salary multiplied by one-half in the case of each eligible VP, or as specified in each Key Employee’s Letter Agreement; and
•     payment of COBRA premiums, for up to 24 months in the case of the Chief Executive Officer and Key Employees other than the Chief Executive Officer, or for up to 6 months in the case of each eligible VP.

In addition, in the event of a qualifying termination beginning 6-months before through the 24-months following a Change in Control and subject to the applicable participant’s execution of a general release of liability against the Company and other requirements as specified in the Amended Severance Plan, the eligible executive officers receive the following severance benefits:
•payment of base salary multiplied by three in the case of the Chief Executive Officer, or base salary multiplied by one in the case of each eligible VP, or as specified in each Key Employee’s Letter Agreement; and
•    payment of COBRA premiums, for up to 24 months in the case of the Chief Executive Officer and Key Employees, or for up to 6 months in the case of each eligible VP.

For the Chief Executive Officer, Key Employees and VPs, the increases in severance apply as a result of a termination without Cause, death or Disability or resignation for Good Reason that occur in the period beginning 6 months before through 24 months after a Change in Control. Any other increase in severance will be specified in such Key Employee’s Letter Agreement.

The Amended Severance Plan provides that if any eligible employee would receive payments that would be treated as “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “ Internal Revenue Code”), the eligible employee will receive the “greater of” the full amount (subject to the excise tax) or the amount which would result in no portion of the payment being subject to the excise tax under Section 4999 of the Internal Revenue Code.

The Amended Severance Plan also prohibits (i) the amendment of the Amended Severance Plan that causes an individual or group of individuals to cease to be eligible, or that materially decreases the severance compensation and benefits such individual or group of individuals would be entitled to, will not be effective unless it is both approved by the Plan Administrator (as defined in the Amended Severance Plan) and communicated to the affected individual(s) in writing at least 6 months prior to the effective date of the amendment or termination, and (ii) the amendment or termination of the Amended Severance Plan during the period commencing 6 months prior to a Change in Control and ending 24 months following a Change in Control, to the extent such amendment would reduce the benefits under the Amended Severance Plan, impair an employee’s eligibility, or impose additional terms, conditions or requirements on an eligible employee’s right to receive benefits, unless the affected eligible employee consents to such amendment or termination in writing.

2018 Omnibus Equity Incentive Plan

Information regarding our 2018 Plan is included in the Equity Compensation Plan Information section below. For equity awards granted in 2023 and prior, in the event of a change in control, all unvested equity awards will accelerate in vesting. For equity awards granted in 2025, unvested equity awards will accelerate in vesting in the event of a termination by the Company without cause within twelve months following a change in control. A Change in Control under the 2018 Plan includes (i) a sale or transfer of substantially all of the Company’s assets; (ii) the dissolution or liquidation of the Company; (iii) a merger or consolidation to which the Company is a party and after which the prior stockholders of the Company hold less than 50% of the combined voting power of the surviving corporation’s outstanding securities; or (iv) the incumbent directors cease to constitute at least a majority of the Board of Directors (the full definition of “Change in Control” is included in the 2018 Plan). In the event of a “Change in Control,” our 2018 Plan provides for the immediate vesting of all equity awards issued thereunder.

Outstanding Equity Awards at December 31, 2025
The following table provides information regarding outstanding stock awards to our NEOs that remained subject to vesting at December 31, 2025.

Name	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested (1) ($)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested (1) ($)
Xi “Felix” Lin	19,430 (2)	41,775
			23,491 (3)	50,506
	46,478 (4)	99,928
			69,718 (5)	149,894
	101,250 (6)	217,688
			101,250 (7)	217,688
			310,559 (8)	667,702
Paul McGarry	7,200 (6)	15,480
			7,200 (7)	15,480
Christine Chang	12,953 (2)	27,849
			15,660 (3)	33,669
	35,211 (4)	75,704
			52,817 (5)	113,557
	37,500 (6)	80,625
			37,500 (7)	80,625
Cindy Yao (9)	—	—
			—	—
_______________
(1)     Dollar amount is determined by multiplying the number of unvested shares of RSUs and PSUs by the closing price per share of the Company’s common stock on December 31, 2025 ($2.15), as reported on the NASDAQ Capital Market.
(2)     Shares of RSUs granted to the NEOs in 2023 vest over three equal annual installments beginning from April 15, 2024, and are subject to forfeiture in the event of the NEO’s termination of service to the Company under specified circumstances.
(3)     Shares of PSUs granted to the NEOs in 2023 vest over three equal installments beginning from April 15, 2024, and are subject to forfeiture in the event of the NEO’s termination of service to the Company under specified circumstances. The number of shares shown is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on the achievement of specified performance goals.
(4)     Shares of RSUs granted to the NEOs in 2024 vest over three equal annual installments beginning from April 15, 2025, and are subject to forfeiture in the event of the NEO’s termination of service to the Company under specified circumstances.
(5)     Shares of PSUs granted to the NEOs in 2024 vest over a three-year period, with vesting to be earned, if at all, April 15, 2027, and are subject to forfeiture in the event of the NEO’s termination of service to the Company under specified circumstances. The number of shares shown is the target amount, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on the achievement of specified performance goals. Vesting is cumulative and can be carried over if all performance goals are met by the end of the three-year period.
(6)     Shares of RSUs granted to the NEOs in 2025 vest over three equal annual installments beginning from April 15, 2026, and are subject to forfeiture in the event of the NEO’s termination of service to the Company under specified circumstances.
(7)     Shares of PSUs granted to the NEOs in 2025 vest over a three-year period, with vesting to be earned, if at all, April 15, 2028, and are subject to forfeiture in the event of the NEO’s termination of service to the Company under specified circumstances. The number of shares shown is the target amount, and the actual number of shares that may vest ranges from 0% to 225% of the target amount, depending on the achievement of specified performance goals. Vesting is cumulative and can be carried over if all performance goals are met by the end of the three-year period.
(8)     One-time grant of PSUs made on January 3, 2025 to Mr. Lin in connection with his appointment to Chief Executive Officer. The awards will vest over a three-year period, with vesting to be earned, if at all, depending on the achievement of specified market performance goals.
(9)    Due to her departure from the Company on October 15, 2025, Ms. Yao forfeited all unvested equity awards as of her departure date and therefore had no unvested outstanding equity awards as of December 31, 2025.

Option Exercises and Stock Vested

The following table sets forth information regarding the exercise of stock options and the vesting of stock awards for each NEO on an aggregated basis during the fiscal year ended December 31, 2025.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Xi “Felix” Lin	—	—	94,162	375,706

Paul McGarry	—	—	—	—

Christine Chang	—	—	58,173	232,110

Cindy Yao	—	—	17,606	70,248

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential payments upon a termination or change in control as of December 31, 2025, for the NEOs are set forth in the Change in Control and Severance Payments Table below. The amounts of these payments as of December 31, 2025, for each of Mr. Lin, Mr. McGarry and Ms. Chang are set forth in the Change in Control and Severance Payments Table.

All of the NEOs participate in and are eligible to receive severance benefits under the Amended Severance Plan, as described in the Amended Severance Plan section above, with the following “severance plan policy” attachments applying to each NEO: for Mr. Lin, Ms. Chang, and Mr. McGarry the “Key Employee” policy. Ms. Yao departed from her role as Chief Financial Officer of the Company effective October 15, 2025 (the “Separation Date”). In connection with Ms. Yao’s departure, the Company entered into a Separation Agreement with Ms. Yao effective October 30, 2025. Under the Separation Agreement, Ms. Yao was entitled, subject to her non-revocation of a general release of claims in favor of the Company, to one-half of her annual salary of $375,000, paid out over a period of six (6) months following the Separation Date. Ms. Yao, will also be eligible to elect group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following the Separation Date, including coverage for eligible dependents, until the earliest of (i) the expiration of the Severance Period; (ii) the expiration of eligibility for continuation coverage under COBRA, or (iii) the date on which Ms. Yao becomes eligible for substantially equivalent health insurance coverage in connection with new employment. All of Ms. Yao’s unvested equity awards were forfeited.

For equity awards granted in 2023 and prior, in the event of a change in control, all unvested equity awards will accelerate in vesting. For equity awards granted in 2024 going forward, unvested equity awards will accelerate in vesting in the event of a termination by the Company without cause within twelve months following a change in control. In the event of a termination without a change in control, the number of shares of common stock subject to RSU and PSU awards that vest shall be determined by the Compensation Committee.

CHANGE IN CONTROL AND SEVERANCE PAYMENTS AS OF DECEMBER 31, 2025

	Xi “Felix” Lin	Paul McGarry	Christine Chang	Cindy Yao (5)
Termination without Cause - No Change of Control
Salary Continuation	$1,350,000	$180,000	$375,000	$187,500
Benefits Continuation	$29,848	$9,456	$8,128	$12,893
Total	$1,379,848	$189,456	$383,128	$200,393
Resignation for Good Reason - No Change of Control
Salary Continuation	$1,350,000	$180,000	$375,000	$—
Benefits Continuation	$29,848	$9,456	$8,128	$—
Total	$1,379,848	$189,456	$383,128	$—
Disability (1)
Salary Continuation	—	—	—	—
Benefits Continuation	—	—	—	—
RSU and PSU Vesting	—	—	—	—
Total	$—	$—	$—	$—
Death (2)
Salary Continuation	—	—	—	—
Benefits Continuation	—	—	—	—
RSU and PSU Vesting	$1,445,178	$30,960	$412,028	$—
Total	$1,445,178	$30,960	$412,028	$—
Change of Control - No Termination of Employment
Salary Continuation	—	—	—	—
Benefits Continuation	—	—	—	—
RSU and PSU Vesting (3)	$92,280	—	$61,518	—
Total	$92,280	$—	$61,518	$—
Change of Control - Termination of Employment without Cause or Resignation for Good Reason (4)
Salary Continuation	$2,025,000	$360,000	$1,125,000	$—
Benefits Continuation	$29,848	$9,456	$8,128	$—
RSU and PSU Vesting (3)	$1,445,178	$30,960	$412,028	$—
Total	$3,500,026	$400,416	$1,545,156	$—
_______________
(1)     The Company maintains a disability plan which is generally available to all employees, and any payments or benefits under this plan are not disclosed in this table. Any vesting of outstanding equity awards in the event of disability is at the discretion of the Compensation Committee.
(2)     The Company maintains a life insurance plan that is generally available to all employees, and any payments under this plan are not disclosed in this table.
(3)     RSUs and PSUs granted in 2023 and prior fully vest on the date of a Change of Control. RSUs and PSUs granted in 2024 and onward vest on target if Grantee’s employment is terminated by the Company without cause within 12 months following a Change in Control, provided that Grantee has not given notice of resignation.
(4)     Under the Severance Plan, the increases in severance apply as a result of a termination without Cause or resignation for Good Reason that occur during the 6-month period before or the 24-month period following a Change in Control (each as defined in the Amended Severance Plan).
(5)    Ms. Yao departed from her position as Chief Financial Officer effective October 15, 2025. Upon her departure from the Company, Ms. Yao received severance benefits equal to 50% of her base salary of $375,000 and 6 months of COBRA healthcare coverage, all unvested equity awards were forfeited.

DIRECTOR COMPENSATION
The following table sets forth compensation for each director for the year ended December 31, 2025:

Name	Fees Earned (1) ($)	Stock Awards (2) ($)	All Other Compensation ($)	Total ($)
Maria Ross (3)	60,000	40,000	—	100,000
Richard Diaz (4)	29,167	40,000	—	69,167
Dennis Lam (5)	34,167	40,000	—	74,167
Jeffery Taylor (6)	6,667	40,000	—	46,667
Xiao Mou Zhang (7)	—	—	—	—
Charlotte Westfall (8)	25,000	—	—	25,000
Lisa Lim (8)	25,000	—	—	25,000
Dr. Yujie Wang (9)	20,833	—	—	20,833
_______________
(1)Director fees under the program are payable in arrears in four equal quarterly installments.
(2)Amounts reflect the full grant-date fair value of RSUs granted during the year ended December 31, 2025, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the director. The award values were calculated using the grant date stock price on July 10, 2025, of $3.23, and will vest on April 15, 2026, subject to the director’s continuous service. If the director’s continuous service terminates for any other reason prior to the applicable vesting date, the RSUs shall automatically be forfeited for no consideration. The aggregate number of unvested RSU awards held as of December 31, 2025 by each non-employee director was 12,384.
(3)Following the departure of Ms. Westfall from the Board, Ms. Ross was named as Lead Independent Director effective June 4, 2025. Ms. Ross resigned from the Board of Directors effective January 16, 2026, including all related positions thereof. Due to her departure all unvested equity awards were forfeited effective January 16, 2026.
(4)Richard Diaz was voted in as an Independent Director during the Company’s 2025 Annual Meeting held on June 3, 2025.
(5)Mr. Lam was appointed by the Board of Directors as an Independent Director on June 4, 2025.
(6)Mr. Taylor was appointed by the Board of Directors as an Independent Director on October 13, 2025.
(7)Mr. Zhang did not receive any additional compensation for his service as a director following his departure from the Company as Chief Executive Officer on October 24, 2024. Mr. Zhang did not stand for re-election at the Company’s Annual Meeting of Stockholder’s held on June 3, 2025.
(8)Ms. Lim and Ms. Westfall tendered their resignations as members of the Board of Directors on June 1, 2025 and June 2, 2025, respectively, including all committees thereof, each effective June 2, 2025. As a result of the resignations, neither Ms. Lim nor Ms. Westfall stood for re-election at the Company’s 2025 Annual Meeting held on June 3, 2025.
(9)Dr. Yujie Wang did not stand for re-election at the Company’s 2025 Annual Meeting held on June 3, 2025.

Narrative Disclosure to Director Compensation Table
For the year ending December 31, 2025, we paid all our Independent Directors a base fee of $10,000 per quarter. Additionally individual directors were paid for additional assignments. Ms. Westfall, our former Lead Independent Director, was paid $2,500 per quarter for her service as Lead Independent Director, as well as an additional $2,500 for her service as the former Chair of the Nominating and Governance Committee. Ms. Lim, our former Audit Committee Chair, was paid an additional $5,000 per quarter for her service. Dr. Wang was paid an additional $2,500 per quarter for her service as the former Chair of the Special Transactions Committee. Ms. Ross was named Lead Independent Director following Ms. Westfall’s departure, and was paid an additional $2,500 for her service in that assignment. Additionally, Ms. Ross was paid $3,750 per quarter to chair the Compensation Committee during the year.
Our newly appointed independent directors Mr. Diaz, Mr. Lam, and Mr. Taylor were paid the standard base fee of $10,000 per quarter. Mr. Lam was appointed Audit Committee Chair following Ms. Lim’s departure and was paid an additional $5,000 per quarter. Mr. Diaz succeeded Ms. Westfall as the Chair of the Nominating and Governance Committee for which he was paid an additional $2,500 per quarter.
An annual equity award in the form of RSUs, which vest on the Company’s regularly scheduled annual vesting date, with grant date fair values of $40,000 were issued to the independent directors that were elected during, or appointed following, the 2025 Annual Meeting, Ms. Ross, Mr. Diaz, Mr. Lam, and Mr. Taylor. The dollar value of RSU awards granted during 2025 were computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), rather than the amounts paid to or realized by the named individual. We reimburse directors for any out-of-pocket expenses incurred in connection with attending board or committee meetings.

Subsequent Events
On January 15, 2026, Ms. Ross tendered her resignation from the Board of Directors, all committees thereof, and as Lead Independent Director, effective January 16, 2025. Due to her departure from her position as director, Ms. Ross forfeited all unvested equity awards. Mr. Taylor was appointed the Chair of the Compensation Committee on January 26, 2026, for his service he will be paid an additional $3,750 per quarter.

PAY VERSUS PERFORMANCE

Year(1)	Summary Compensation Table Total for Xiao Mou Zhang ($)	Summary Compensation Table Total for Xi Lin ($)	Compensation Actually Paid to Xiao Mou Zhang(2) ($)	Compensation Actually Paid to Xi Lin (2) ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(2) ($)	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss) ($)(4)	Adjusted EBITDA ($)(4)(5)
							Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(3)
2025	—	3,052,656	—	2,516,142	776,511	380,495	52.96	170.21	(39,311)	44,955
2024	2,929,720	1,621,980	296,086	1,165,566	900,014	565,861	79.06	156.44	(48,102)	42,041
2023	2,151,800	—	2,619,163	—	1,148,739	1,355,440	131.53	115.59	(2,662)	34,583
_______________
(1)For 2025, the Principal Executive Officer (“PEO”) was Xi “Felix” Lin. For 2024, both Xiao Mou “Peter” Zhang and Xi “Felix” Lin were PEOs. For 2023, Xiao Mou “Peter” Zhang was PEO. For 2025, the non-PEO named executive officers were Paul McGarry, Christine Chang, and Cindy Yao. For 2024, the non-PEO named executive officers were Carlos Rodriguez, Cindy Yao and Christine Chang. For 2023, the non-PEO named executive officers were Xi “Felix” Lin, Carlos Rodriguez and Christine Chang.
(2)The following table details the applicable adjustments that were made to determine compensation actually paid (“CAP”).

	2025		2024			2023
	PEO ($)	Average Non-PEO NEOs ($)	PEO Xiao Mou Zhang ($)	PEO Xi Lin ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)
Summary Compensation Table (SCT) Total	3,052,656	776,511	2,929,720	1,621,980	900,014	2,151,800	1,148,739
Less Stock Award Value Reported in SCT for the Covered Year	1,544,373	264,136	1,012,500	495,000	250,000	900,000	383,333
Plus Year End Fair Value of Equity Awards Granted During the Covered Year that Remain Outstanding and Unvested as of Last Day of the Covered Year	1,103,077	64,070	—	447,590	226,057	1,245,074	530,308
Plus Year over Year Change in Fair Value as of the Last Day of the Covered Year of Outstanding and Unvested Equity Awards Granted in Prior Years	(168,664)	(41,213)	—	(248,756)	(50,337)	211,020	74,027
Plus Year over Year Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested During the Covered Year	73,446	19,703	(366,036)	(160,248)	(79,199)	29,066	(4,856)
Less Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Covered Year	—	174,440	1,255,098	—	180,674	117,797	9,445
Compensation Actually Paid (CAP) Total	2,516,142	380,495	296,086	1,165,566	565,861	2,619,163	1,355,440
_______________
(3)The Company’s peer group consists of the S&P 500 Food & Staple Retailing Index (TR).
(4)Values shown are in thousands.
(5)Adjusted EBITDA is a non-GAAP financial measure which is defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, or non-recurring expenses as determined by management. See the Appendix to this document for a reconciliation to most directly comparable GAAP measure.

Relationship Between Pay and Performance
The following graph presents the relationship between the PEO(s) and average non-PEO named executive officers’ CAP and the Company’s cumulative indexed total shareholder return (“TSR”) and cumulative TSR of the Company’s peer group for the periods indicated:
The following graph presents the relationship between the PEO(s) and average non-PEO named executive officers’ CAP and the Company’s net income (loss) for the periods presented:
The following graph presents the relationship between the PEO(s) and average non-PEO named executive officers’ CAP and the Company’s Adjusted EBITDA for the periods presented:

Tabular List of Financial Performance Measures
The following table provides a list of the financial performance measures which, in the Company’s assessment, represent the most important financial performance measures used by the Company to link CAP to the Company’s NEOs for the 2025 fiscal year to Company performance.

Most Important Financial Performance Measures
Net Revenue
Gross Profit
Adjusted EBITDA

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2025.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	$ —	3,955,323
Equity compensation plans not approved by security holders	—	$ —	—
Total	—	$ —	3,955,323

On August 10, 2018, our stockholders adopted the 2018 Plan. The 2018 Plan reserves 3,000,000 shares of common stock for issuance of awards to employees, non-employee directors, and, prior to the amendment of the 2018 Plan in 2024, consultants, and is administered by the Compensation Committee of the Board of Directors. On June 3, 2024, the Company’s shareholders approved an amendment to the 2018 Incentive Plan which increased the number of shares of the Company’s common stock available for issuance under the 2018 Incentive Plan to 7,000,000, an increase of 4,000,000 shares. The Company amended the 2018 Plan in 2024 to provide that no awards may be granted to consultants after April 23, 2024. The 2018 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, other stock awards, and performance awards that may be settled in stock, or other property. The term of stock options granted may not exceed ten years and exercise prices may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant. If an equity award granted under the 2018 Plan, or any portion thereof, expires, is forfeited or otherwise terminates without all of the shares covered by the equity award having been issued, such expiration, termination or settlement will not reduce or otherwise offset the number of shares available for issuance under the 2018 Plan. In the event of a change in control, an equity award under the 2018 Plan may be subject to additional acceleration of vesting and exercisability. Unless terminated sooner by our Board of Directors, the 2018 Plan will automatically terminate on August 9, 2028. December 31, 2025, the Company had 578,891 time-based vesting restricted stock units (“RSUs”) unvested, 950,465 performance-based restricted stock units (“PSUs”) unvested, and 1,515,321 shares of common stock vested leaving 3,955,323 shares remaining available for future awards under the 2018 Incentive Plan. The Compensation Committee of the Board of Directors will approve forms of RSU award agreements that will set forth the terms of

RSU awards that may be granted to the Company’s executive officers and directors, as well as performance awards that may be granted to certain senior executives and managers.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF BDO USA, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026.

The Audit Committee has appointed BDO USA, P.C. (“BDO”) as the Company’s independent registered public accounting firm to perform an integrated audit of its consolidated financial statements for the year ending December 31, 2026, and its internal control over financial reporting as of December 31, 2026. BDO served as our independent registered public accounting firm for the fiscal year ended December 31, 2025. On September 8, 2021, the Audit Committee formally engaged BDO as the Company’s independent registered public accounting firm.

The Board of Directors is submitting the selection of BDO for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but our Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of BDO, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as our independent registered public accounting firm. Representatives of BDO will attend the Annual Meeting and may make a statement if they wish. They will be available to answer appropriate questions at the Annual Meeting.

The Audit Committee has the authority and responsibility to retain, evaluate and replace our independent registered public accounting firm. The stockholders’ ratification of the appointment of BDO does not limit the authority of the Audit Committee to change our independent registered public accounting firm, as it deems necessary or appropriate, at any time.

Audit and Related Fees

The following table presents fees for professional audit services performed by our independent registered public accounting firm for the audit of our annual financial statements and review of our quarterly financial statements for the years ended December 31, 2025, and 2024. We did not pay any fees to BDO for tax services in the years ended December 31, 2025, and 2024, and did not pay any fees to BDO for audit-related services in the year ended December 31, 2024.

Fee Category	2025	2024
Audit fees	$1,840,000	$2,173,712
Audit related fees	95,000	—
Tax fees	—	—
All other fees	—	—
Total fees	$1,935,000	$2,173,712

Audit Fees consist of fees billed for professional services rendered for the audit of our financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by our auditors in connection with statutory and regulatory filings or engagements. Audit fees also include fees for services provided in connection with review of documents filed with the SEC. Audit-related fees include professional services rendered in relation to our at-the-market offering which was established as of September 25, 2025.

Audit Committee Pre-Approval Procedures

The Audit Committee approves the engagement of our independent registered public accounting firm to render audit and non-audit services before they are engaged. All of the fees for 2025 and 2024 shown above were pre-approved by the Audit Committee.

The Audit Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular category of services and is subject to a monetary limit. Our independent registered public accounting firm and senior management periodically report to the Audit Committee the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Our Audit Committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC rules. In addition, our Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers.

Required Vote

Approval of Proposal 2 requires the affirmative vote of a majority of the shares of common stock present in person, virtually or by proxy at the Annual Meeting and entitled to vote on this proposal. As a result, abstentions will have the same effect as votes against this proposal. We do not expect any broker non-votes in connection with this proposal.

The Board of Directors unanimously recommends a vote “FOR” the proposal to ratify the selection of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements for the appropriateness of the accounting principles and reporting policies that we use, and for establishing and maintaining adequate internal control over financial reporting. BDO, our independent registered public accounting firm for the year ended December 31, 2025, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Form 10-K”), and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

In connection with the preparation of our audited financial statements for the year ended December 31, 2025, the Audit Committee hereby reports as follows:

•The Audit Committee has reviewed and discussed the audited financial statements with management;

•The Audit Committee has discussed with BDO, our independent registered public accounting firm, the matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (“PCAOB”); and

•The Audit Committee has received the written disclosures and the letter from BDO, our independent registered public accounting firm, required by the applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence, discussed with BDO its independence, and satisfied itself as to their independence.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

Audit Committee of HF Foods Group Inc.

Dennis Lam, Chair
Richard Diaz
Jeffery Taylor

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

In accordance with Section 14A of the Exchange Act and Rule 14a-21(a) promulgated thereunder, our stockholders are entitled to vote at the Annual Meeting to approve the compensation of our named executive officers, commonly known as a “Say-on-Pay”, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. However, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us, our Board of Directors, or any of our board committees.

Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions affecting our executive officers.

We design our executive compensation program to implement our core objectives of attracting and retaining superior executive talent, motivating and rewarding executives whose knowledge, skills and performance are critical to our business, ensuring executive compensation is aligned with our corporate strategies and business objectives, and aligning executives’ incentives with the creation of stockholder value.

Resolution

Under this Proposal No. 3, our stockholders are being asked to approve by advisory vote the following resolution relating to the compensation of our named executive officers as described in this proxy statement:

“RESOLVED that the Company’s stockholders hereby approve the compensation paid to the Company’s executive officers named in the Summary Compensation Table of this proxy statement, as that compensation is disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the various compensation tables and the accompanying narrative discussion included in this proxy statement.”

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Required Vote

Approval of Proposal 3 requires the affirmative vote of a majority of the shares of common stock present in person, virtually or by proxy at the Annual Meeting and entitled to vote on this proposal. As a result, abstentions will have the same effect as votes against this proposal. Broker non-votes will not be treated as entitled to vote on this proposal, and accordingly will have no effect on this proposal.

The Board of Directors unanimously recommends an advisory vote “FOR” the resolution to approve the executive compensation as disclosed in this proxy statement.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF THE ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and Rule 14a-21(b) promulgated thereunder, we are asking our stockholders to indicate, in a non-binding advisory vote, whether future advisory votes to approve the compensation of the named executive officers should be held every year, every two years, or every three years.

Our board of directors has determined that our stockholders should have the opportunity to vote on the compensation of our named executive officers every year. The board believes that giving the stockholders the right to cast an advisory vote every year on the compensation of our named executive officers will provide stockholders with the opportunity to give us timely input on our executive compensation program.

Stockholders can specify one of four choices when voting on this proposal: every one year, every two years, every three years, or abstain. By voting on this proposal, stockholders are not voting to approve or disapprove the Board of Director’s recommendation. The frequency — every “one year,” “two years” or “three years” — receiving the highest number of votes will be determined to be the preferred frequency of holding future advisory votes on named executive officer compensation.

As this is an advisory vote, the results will not be binding on us or on the compensation committee of the board, and the board may decide that it is in the best interests of the stockholders and the Company to hold an advisory vote on our named executive officer compensation more or less frequently than the option selected by our stockholders. We will provide our stockholders with the opportunity to vote on the frequency of advisory votes on our named executive officers’ compensation at our annual meetings at least once every six calendar years.

Resolution

Under this Proposal No. 4, stockholders may vote to have the “say-on-pay” vote every one year, every two years, every three years, or abstain from voting in response to the resolution set forth below.

“RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.”

You are not voting in this proposal to approve or disapprove our Board of Director’s recommendation. Instead, you may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years, or abstain from voting when you vote in response to this proposal.

Required Vote

The frequency receiving the highest number of votes of the shares of common stock present in person or by proxy and entitled to vote on this proposal at the Annual Meeting will be determined to be the preferred frequency under Proposal 4. Abstentions and broker non-votes will have no effect on this proposal.

The Board of Directors recommends that stockholders vote for “One Year” on the advisory vote on frequency of advisory approval of executive compensation.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of our common stock (collectively, “reporting persons”) to file reports regarding ownership of, and transactions in, our securities with the SEC. Based solely on our review of Forms 3, 4 and 5 and amendments thereto filed electronically with the SEC by the reporting persons, or written representations from certain reporting persons, we believe that all filing requirements applicable to our officers, directors and ten percent beneficial owners were complied with during the year ended December 31, 2025, except as follows: Xi “Felix” Lin filed one late Form 4 reporting two transactions and Richard Diaz and Dennis Lam each filed one late Form 3.

STOCKHOLDER PROPOSALS
Director Nominations and Other Matters for the 2027 Annual Meeting of Stockholders
All proposals and director nominations must be sent by mail to HF Foods’ Corporate Secretary at 6325 South Rainbow Boulevard, Suite 420, Las Vegas, Nevada, 89118.

Matters for Inclusion in the Proxy Materials for the 2027 Annual Meeting of Stockholders
Pursuant to and subject to the requirements of Rule 14a-8 under the Exchange Act, stockholder proposals intended for inclusion in our 2027 proxy statement and acted upon at our 2027 annual meeting of stockholders, other than nominations of directors, must be received by our Corporate Secretary at the above-listed address on or prior to December 25, 2026. All proposals must comply with Rule 14a-8.

Matters for Consideration at the 2027 Annual Meeting of Stockholders, but not for Inclusion in the Proxy Materials
Stockholder proposals submitted for consideration at our 2027 annual meeting of stockholders, but not submitted for inclusion in our 2027 proxy statement pursuant to Rule 14a-8, must be delivered to our Corporate Secretary at the above-listed address no earlier than February 5, 2027, and no later than March 7, 2027. However, if the date of our 2027 annual meeting occurs more than 30 days before or more than 60 days after June 5, 2027, notice by the stockholder of a proposal must be delivered no earlier than the close of business on the 120th day prior to the date of such annual meeting and no later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Stockholder proposals must be submitted by a stockholder of record and must include the information required by our bylaws. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a stockholder of record.

Nominations of Individuals for Election as Directors at the 2027 Annual Meeting of Stockholders
Stockholder nominations of individuals for election as directors at our 2027 annual meeting of stockholders must be delivered to our Corporate Secretary at the above-listed address no earlier than February 5, 2027, and no later than March 7, 2027. However, if the date of the 2027 annual meeting occurs more than 30 days before or more than 60 days after June 5, 2027, notice by the stockholder of a director nomination must be delivered no earlier than the close of business on the 120th day prior to the date of such annual meeting and no later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Director nomination must be submitted by a stockholder of record and must include the information required by our bylaws. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of Rule 14a-19(b) and provide notice no later than April 6, 2027. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a stockholder of record.

STOCKHOLDER COMMUNICATIONS

The Board of Directors has established a process for stockholders to send communications to it. Stockholders who wish to communicate with the Board of Directors, or specific individual directors, may do so by directing correspondence addressed to such directors or director in care of Christine Chang, our Chief Administrative Officer, at the principal executive offices of the Company at 6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada, 89118. Such correspondence shall prominently display the fact that it is a stockholder-board communication and whether the intended recipients are all or individual members of the Board of Directors. The Chief Administrative Officer has been authorized to screen commercial solicitations and materials that pose security risks, are unrelated to the business or governance of the Company, or are otherwise inappropriate. The Chief Administrative Officer shall promptly forward any and all such stockholder communications to the entire Board of Directors or the individual director as appropriate.

OTHER MATTERS

The Notice of Annual Meeting of Stockholders provides for the transaction of such other business as may properly come before the Annual Meeting. As of the date of this proxy statement, the Board of Directors has not been advised of any other matters to be presented for discussion at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the stockholders.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form-10-K, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2025, is being sent to stockholders of record as of April 15, 2026, with this proxy statement. The Annual Report on Form 10-K are not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made. Stockholders of record as of April 15, 2026, and beneficial owners of our common stock on that date, may obtain from us without charge additional copies of our Annual Report on Form 10-K filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request in writing. If requested, we will provide stockholders with copies of any exhibits to the Annual Report on Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. Any requests from a beneficial owner of our common stock must set forth a good faith representation that, as of the record date for this solicitation, April 15, 2026, the person making the request was the beneficial owner of our common stock. Such written requests should be directed to us at 6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada, 89118. Attention: Chief Administrative Officer.

We may elect to send a single copy of our Annual Report on Form 10-K and this proxy statement to any household at which two or more stockholders reside, unless one of the stockholders at such address notifies us that he or she desires to receive individual copies. This “householding” practice reduces the Company’s printing and postage costs. Stockholders may request to discontinue or re-start householding, or to request a separate copy of the Annual Report on Form 10-K or this proxy statement, as follows:

•Stockholders owning common stock through a bank, broker or other holder of record should contact such record holder directly; and
•Stockholders of record should contact us at (888) 905-0998, 6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada, 89118. We will promptly deliver such materials upon request.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. We make available free of charge on or through our website, https://hffoodsgroup.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

By Order of the Board of Directors

/s/ Xi “Felix” Lin
Xi “Felix” Lin
Director, President and Chief Executive Officer

APPENDIX - NON GAAP RECONCILIATION

Certain financial measures presented in our Proxy Statement have not been presented or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the rules promulgated by the Securities and Exchange Commission. These non-GAAP financial measures provided herein are adjusted for certain items as presented below and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. Our management believes that Adjusted EBITDA is an important indicator of operating performance because it excludes the effects of income taxes and certain other items, including lease guarantee expense, the change in fair value of interest rate swap contracts, certain stock-based compensation expense, business transformation costs, acquisition-related costs, certain other non-routine expenses, and certain asset impairment charges and therefore more closely measures our operational performance. Adjusted EBITDA should be considered in addition to, and not as replacement for, net income, the most directly comparable GAAP measure.

The following table reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure:

	Year Ended December 31,
($ in thousands)	2025	2024
Net loss	$(39,311)	$(48,102)
Interest expense, net	11,431	11,425
Income tax expense (benefit)	(5,970)	1,965
Depreciation and amortization	28,382	26,677
EBITDA	(5,468)	(8,035)
Lease guarantee income	—	(5,548)
Change in fair value of interest rate swap contracts	1,870	(1,693)
Stock-based compensation expense	1,759	2,088
SEC Settlement	—	3,900
Goodwill impairment charges	38,815	46,303
Business transformation costs (1)	3,637	1,223
Other non-routine expense (2)	1,378	874
Executive transition and organizational redesign (3)	2,964	2,929
Adjusted EBITDA	$44,955	$42,041
_________________
(1)    Represents costs associated with the launch of strategic projects including supply chain management improvements and technology infrastructure initiatives.
(2)    Includes legal and consulting costs related to various corporate projects and other strategic initiatives.
(3)    Includes severance and related expenses for the Company’s transition of executive officers and organizational redesign.

HF Foods
SPECIALTY FOOD IS OUR SPECIALTY

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 4, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HFFG2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 4, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V93068-P46169 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HF FOODS GROUP, INC.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Xi "Felix" Lin	☐	☐	☐
1b. Richard Diaz	☐	☐	☐
1c. Dennis Lam	☐	☐	☐
1d. Jeffery Taylor	☐	☐	☐

	For	**Against**	**Abstain**
2. Ratification of the appointment of BDO USA, P.C. as the independent registered public accounting firm.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of our executive officers as disclosed in the proxy statement.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR, A VOTE "FOR" PROPOSALS 2 AND 3, AND A VOTE OF "1 YEAR" FOR PROPOSAL 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	**No**
Please indicate if you plan to attend this virtual meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

V93069-P46169

HF FOODS GROUP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
JUNE 5, 2026

The shareholder(s) hereby appoint(s) Christine Chang and Paul McGarry, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HF Foods Group, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at 12:00 p.m., Eastern Time on Friday, June 5, 2026, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3, AND 1 YEAR FOR PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE